SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Cenveo, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)     Title of each class of securities to which transaction applies:
(2)     Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)     Proposed maximum aggregate value of transaction:
(5)     Total Fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

March [ ], 2016

Dear Fellow Shareholders:

Please be advised that Cenveo will hold its Annual Meeting of Shareholders on Thursday, April 28, 2016 at 8:00 a.m. Eastern time at the offices of Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902. At this meeting, we plan on having a similar format as last year with only a legal agenda as outlined on the attached notice on the following page. We will serve no food or beverages at this meeting as we continue to contain costs.

As in the past, your vote is very important to all of us at Cenveo and I encourage you to sign and return your proxy card so that your shares will count. Thank you.

Robert G. Burton, Sr.
Chairman and Chief Executive Officer
Shareholder
Bondholder

2016 Notice of Annual Meeting of Shareholders and Proxy Statement

To the Holders of Common Stock of Cenveo, Inc.:

The 2016 Annual Meeting of Shareholders of Cenveo, Inc. will be held as follows:

When:	8:00 a.m. Eastern Time, Thursday, April 28, 2016
Where:	Cenveo, Inc. 200 First Stamford Place Stamford, Connecticut 06902

The purpose of the Annual Meeting is to consider and take action on the following:

1.	Elect five directors for terms expiring at the 2017 Annual Meeting of Shareholders;

2.	Ratify the appointment of BDO USA, LLP by the Board’s Audit Committee as the Company’s Independent Registered Public Accounting Firm for 2016;

3.	Approve, by a non-binding advisory vote, 2015 compensation paid to the Company’s named executive officers;

4.
Approve an Amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s Common Stock at a ratio selected by the Board from within a range of between 1-for-5 and 1-for-15, inclusive;

5.	Approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 100 million to 120 million; and

6.	Attend to any other business properly presented at the meeting or any adjournment thereof.

Holders of Cenveo, Inc. Common Stock of record at the close of business on March 15, 2016 are entitled to vote at the Annual Meeting and any adjournment thereof.

Please sign, date, and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,

Ian R. Scheinmann
Senior Vice President, Legal Affairs and Company Secretary
Shareholder
March [ ], 2016

PROXY STATEMENT
Cenveo, Inc.
200 First Stamford Place
Stamford, CT 06902

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 28, 2016
The proxy statement and annual report to security holders
are available at www.cenveo.com

Table of Contents

Proxy Statement Summary	1
Information about the Meeting and Voting	2
Common Stock Ownership	5
Related Person Transactions	7
Board of Directors	9
Agenda Items to be Voted Upon	18

Item 1. Election of Directors
Item 2. Ratification of the Appointment of BDO USA, LLP as Independent Registered Public Accounting Firm for 2016
Item 3. Advisory Approval of Executive Compensation
Item 4. Approval of a Reverse Stock Split
Item 5. Approval to Increase the Number of Authorized Shares of Common Stock
Item 6. Attend to Any Other Business Properly Presented at the Meeting

Audit Committee	37
Compensation Discussion and Analysis	40
Executive Compensation Tables	52
Other Information	61

Your Vote is Important
Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

Attending the Annual Meeting of Shareholders
If you plan to attend the meeting in person, please vote your proxy and bring your identification to the Annual Meeting. If you hold your shares in the name of a bank, broker or other institution, you may obtain admission to the Annual Meeting by presenting proof of your ownership of Cenveo stock as of March 15, 2016.

Agenda and Voting Recommendations
Item	Description	Board Recommendation	Page
1	Election of Directors	FOR each nominee	19
2	Ratification of BDO USA, LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2016	FOR	23
3	Advisory Approval of Executive Compensation	FOR	23
4	Approval of a Reverse Stock Split	FOR	24
5	Approval to Increase the Number of Authorized Shares of Common Stock	FOR	35

Current Board of Directors *
Name	Age	Director Since	Principal Occupation	Committees
Robert G. Burton, Sr.	75	2005	Chairman and CEO, Cenveo, Inc.	Executive
Gerald S. Armstrong	72	2007	Director and Operating Committee Chair, Verity Wines LLC	Audit, Nominating & Governance, Human Resources, Executive
Robert G. Burton, Jr.	40	2013	President, Cenveo, Inc.	Executive
Dr. Mark J. Griffin	67	2005	Independent Educational Consultant	Audit, Nominating & Governance, Human Resources, Executive
Dr. Susan Herbst	53	2013	President, University of Connecticut	Audit, Nominating & Governance

* Each director is elected annually by a plurality of votes cast. All non-employee directors are independent.
Ages are determined as of March 9, 2016.

Information about the Meeting and Voting

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Cenveo, Inc. (“Cenveo” or the “Company” ) for use at the 2016 Annual Meeting of Shareholders (the “Annual Meeting” or the “meeting”) of Cenveo to be held at 8:00 a.m. Eastern Time, on Thursday, April 28, 2016, at the offices of Cenveo, 200 First Stamford Place, Stamford, Connecticut 06902, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

A copy of the 2015 Annual Report is enclosed. This Proxy Statement and form of proxy, the notice and the 2015 Annual Report are first being mailed on or about March [ ], 2016.

Revocability of Proxies

You may revoke a proxy at any time before the Annual Meeting by filing with the Company’s Secretary, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and electing to vote in person. Attending the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Outstanding Shares

The Board of Directors has fixed the close of business on March 15, 2016 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were [ ] shares of Cenveo Common Stock outstanding. Each shareholder is entitled to one (1) vote for each share of Cenveo Common Stock held by such holder.

Quorum

To constitute a quorum to conduct business at the meeting, shareholders representing a majority of the outstanding shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy. Under Colorado law, abstentions and broker non-votes are treated as present at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker cannot exercise discretionary voting power and has not received instructions from the beneficial owner.

Voting

You may vote either in person at the meeting or by proxy. The accompanying proxy card (or the electronic equivalent thereof) is designed to permit each holder of the Company’s Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Annual Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you may vote by the methods your bank or broker makes available using the instructions the bank or broker has included with this Proxy Statement. These methods may include voting your shares over the Internet or by telephone. A large number of banks and brokers are participating in online programs that allow eligible shareholders to vote over the Internet or by telephone. If your bank or broker is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or broker.

In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016, the proposal to approve, on an advisory basis, our executive compensation, the proposal to approve a reverse stock split and the proposal to increase the number of authorized shares of Common Stock.

New York Stock Exchange (“NYSE”) rules determine whether proposals are routine or not routine. If a proposal is routine, a broker holding shares for an owner in street name may vote for the proposal without voting instructions. If a proposal is not routine, the broker may vote for the proposal only if the owner has provided voting instructions. If a broker does not receive voting instructions for a non-routine proposal, the broker will return a proxy card without a vote on that proposal, which is usually referred to as a "broker non-vote." Under current NYSE rules, the ratification of the appointment of the Company’s independent registered public accounting firm, the proposal to approve a reverse stock split and the proposal to increase the number of authorized shares of Common Stock are considered to be routine matters on which brokers will be permitted to vote your shares without instructions from you. Under those rules, however, the election of directors and the advisory vote to approve our executive compensation are not considered to be routine matters, so your broker will not have discretionary authority to vote your shares held in street name on those matters. Broker non-votes are counted for purposes of determining a quorum.

If any matter not described in this Proxy Statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting to solicit additional proxies.

Voting Results

The voting results of the Annual Meeting will be published no later than four business days after the Annual Meeting on a Form 8-K filed with the Securities and Exchange Commission (“SEC”), which will then be available on our website at www.cenveo.com under “Investors - SEC Filings.”

Attending the Meeting

All shareholders who owned shares of our Common Stock on the Record Date may attend the meeting. Shareholders of record (shares are registered in your name) who plan to attend the meeting will be admitted upon presentation of photo identification and registering at the door. Other shareholders (your shares are held in the name of a bank, broker or other nominee) who plan to attend the meeting may obtain admission by presenting proof of your ownership of Cenveo Common Stock, photo identification and by registering at the door. To be able to vote shares that are held in street name at the meeting, you must obtain a legal proxy from your bank, broker or other nominee in order to do so.

Directions to the meeting can be found at
http://www.empirestaterealtytrust.com/properties/office/first-stamford-place1.

Cost of Soliciting Proxies for the Meeting

The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees, who will not receive any additional compensation for these solicitation activities.

Important Notice Regarding the Availability of Proxy Materials

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2015 Annual Report are available at www.proxyvote.com, a non-traceable, non-edgar website.

Common Stock Ownership

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the beneficial ownership of shares of the Company’s Common Stock by each director and director nominee, each NEO and all directors and executive officers as a group as of March 9, 2016, and holders of more than five percent of the outstanding shares of the Company’s Common Stock as of the date of their last Schedule 13G or 13G/A filed with the SEC. As of March 9, 2016, the total number of outstanding shares of the Company’s Common Stock was 67,873,560. Except as otherwise indicated, each person listed in the table has sole voting and investment power with respect to all shares reported in the table.  Except as otherwise indicated, the address for each shareholder named below is c/o Cenveo, Inc., 200 First Stamford Place, Stamford, CT 06902.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding
Robert G. Burton, Sr. (1)	7,411,622	10.9%
Robert G. Burton, Jr. (2)	711,839	1.0%
Michael G. Burton (3)	617,416	*
Scott J. Goodwin (4)	273,373	*
Ian R. Scheinmann (5)	119,259	*
Gerald S. Armstrong (6)	244,007	*
Mark J. Griffin (7)	223,693	*
Susan Herbst (8)	45,220	*
All directors and executive officers as a group (9 persons)	9,646,429	14.1%
Rotation Capital Management, LP (9)	5,138,104	7.6%
Private Management Group, Inc. (10)	3,700,963	5.5%
* Less than 1%.

(1) Includes (i) 4,361,835 shares owned by Mr. Burton, Sr. and (ii) 2,987,005 shares owned by Burton Capital Management, LLC (“BCM”). (Mr. Burton, Sr. is the Chairman, CEO and Managing Member of BCM, which was formed to invest in middle market manufacturing companies that provide an opportunity for increased shareholder value through intense management and operational changes and organic and acquisitive growth.) Does not include 225,000 shares underlying unvested restricted stock unit awards.

(2) Includes (i) 638,832 shares owned by Mr. Burton, Jr.; (ii) 8,850 shares owned by his children; (iii) 1,300 shares owned by his spouse; and (iv) 47,500 stock options that are currently vested and exercisable. Does not include 12,500 shares underlying unvested restricted stock unit awards or 22,500 shares issuable upon exercise of unvested stock options.

(3) Includes (i) 524,232 shares owned by Mr. Burton; (ii) 1,000 shares owned by his spouse; (iii) 37,750 owned by his children; and (iv) 40,000 stock options that are currently vested and exercisable. Does not include 12,500 shares underlying unvested restricted stock unit awards or 7,500 shares issuable upon exercise of unvested stock options.

(4) Includes (i) 221,826 shares owned by Mr. Goodwin and (ii) 40,000 stock options that are currently vested and exercisable. Does not include 10,000 shares underlying unvested restricted stock unit awards or 5,000 shares issuable upon exercise of unvested stock options.

(5) Includes (i) 92,959 shares owned by Mr. Scheinmann and (ii) 15,000 stock options that are currently vested and exercisable. Does not include 20,000 shares underlying unvested restricted stock unit awards or 15,000 shares issuable upon exercise of unvested stock options.

(6) Includes 244,007 shares owned by Mr. Armstrong. Does not include 28,361 shares underlying unvested restricted stock unit awards.

(7) Includes (i) 218,693 shares owned by Dr. Griffin and (ii) 5,000 stock options that are currently vested and exercisable. Does not include 28,361 shares underlying unvested restricted stock unit awards.

(8) Includes (i) 45,220 shares owned by Dr. Herbst. Does not include 28,361 shares underlying unvested restricted stock unit awards.

(9) Rotation Capital Management, LP (the “LP”), Rotation Capital Credit Opportunities Fund, Ltd., Rotation Capital Partners, LLC (the “GP”, which is the general partner of the LP) and Matthew Rothfleisch (the managing member of the GP) (collectively, the “Reporting Persons”) are the beneficial owners of 5,138,104 shares with shared voting and dispositive power. The address for the Reporting Persons is 489 Fifth Avenue, 11th floor, New York, New York 10017. The foregoing information is based solely on the Schedule 13G filed by the Reporting Persons with the SEC on January 7, 2016.

(10) Private Management Group, Inc. (“PMG”) is the beneficial owner of 3,700,963 shares. The address for PMG is 15635 Alton Parkway, Suite 400, Irvine, California 92618. The foregoing information is based solely on the Schedule 13G/A filed by PMG with the SEC on January 28, 2016.

Related Person Transactions

Policy. The Company’s policy requires that all related person transactions required to be disclosed by SEC rules be approved by at least three (3) of the Company’s disinterested directors. This policy is set forth in the Conflict of Interest paragraph of the Corporate Governance Guidelines published on the Company’s website. In reviewing any such transactions, the disinterested directors consider: (i) the benefit of the transaction to the Company; (ii) whether the transaction involves standard prices, rates or charges; (iii) the nature of the related person’s interest in the transaction; (iv) the materiality of the transaction to each party; (v) whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and (vi) other factors that help to determine whether the transaction is in the best interest of the Company. Any director who is a related person with respect to a transaction is recused from the review of the transaction.

Related Party Transactions. In the fourth quarter of 2013, the Company entered into a 10-year lease of a manufacturing facility with GBA Commercial Baldwin LLC, a related party wholly-owned and managed by the Burton Family, including the following NEOs: Robert G. Burton, Sr., Robert G. Burton, Jr., and Michael G. Burton. The Company believes the lease terms have not been significantly affected by the fact that the Company and the lessors are related parties.  The Company recognized approximately $0.5 million, $0.5 million and less than $0.1 million in rental expense associated with the lease during 2015, 2014 and 2013, respectively, which is recorded in cost of sales. Future lease payments related to this lease (undiscounted) are $4.3 million as of the year ended 2015. The Company has no other commitments or guaranties related to the lease. In the fourth quarter of 2015, this related party also purchased land located under an adjacent Cenveo manufacturing facility. The Company is currently sub-leasing this facility under a separate agreement with an unrelated third party, which is leasing the land from the related party.

In addition, Horizon Paper Co., Inc. ("Horizon"), whose Chairman, Robert Obernier, was a member of the Company’s Board of Directors through September 10, 2015, has supplied raw materials to the Company. For the years ended 2015 and 2014, purchases of raw materials from Horizon made by the Company were $1.9 million and less than $0.1 million, respectively. There were no transactions between Horizon and the Company during the year ended 2013. As of January 2, 2016 and December 27, 2014, the balance due to Horizon was $0.2 million and less than $0.1 million, respectively. Balances due to Horizon are generally settled in cash within 75 days of each transaction.

Lastly, Roosevelt Paper Company (“Roosevelt”) is both a paper supplier to, and a customer of, the Company. The sole owners of Roosevelt are related to Mr. Scheinmann, Senior Vice President, Legal Affairs and Company Secretary. Mr. Scheinmann has no ownership in Roosevelt. Purchases of paper from Roosevelt were approximately $1.0 million for each of the three years ended 2015, 2014 and 2013. As of January 2, 2016 and December 27, 2014, the balance due to Roosevelt was $0.3 million and $0.2 million, respectively. Additionally, the Company had net sales to Roosevelt of $0.1 million for the year ended 2015 and less than $0.1 million for each of the years ended 2014 and 2013. As of both January 2, 2016 and December 27, 2014, there were no balances due from Roosevelt.

Board of Directors

The Role of the Board

The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. Assessing and managing risk is the responsibility of the management of Cenveo. The Board of Directors, including its committees, has an advisory role in risk oversight for the Company. In addition, under its charter, the Audit Committee reviews and discusses with management the Company’s policies with respect to risk assessment and risk management, including significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. The current trend toward increased regulation and litigation, among other things, make it extremely difficult to predict the type and magnitude of risks facing the Company. In spite of this unpredictability, the Board relies on the representations of management, the external audit of the Company’s financial statements, the Company’s internal control over financial reporting, the Company’s insurance advisors, and the historically conservative practices of the Company to provide comfort on the Company’s ability to manage its risks. Management’s discussion of current risk factors are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission on February 26, 2016.

Board Leadership Structure

Robert G. Burton, Sr. currently serves as both Chairman of the Board and Chief Executive Officer of the Company. The Board believes that having Mr. Burton, Sr. serve in both capacities is in the best interests of Cenveo and its shareholders because it enhances communication between the Board and management and allows Mr. Burton, Sr., to more effectively execute the Company’s strategic initiatives and business plans and confront its challenges. The Board believes that the appointment of a strong independent lead director using a fixed rotation system and the use of regular executive sessions of the non-management directors, along with the Board’s strong committee system and majority of independent directors, allow it to maintain effective oversight of management. The Board has determined that Mr. Burton, Sr., given his unique knowledge and experience in the printing and media industries, is best positioned to chair regular Board meetings and to lead and facilitate discussions of key business and strategic issues.

Each of the Audit, Nominating and Governance and Human Resources Committees is composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as the remuneration policy for executive officers, succession planning, corporate governance guidelines, policies and practices, the director nomination process, corporate finance strategies and initiatives, and the integrity of our financial statements and internal controls over financial reporting.

To provide for independent leadership, the Board has created the position of lead director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board in which management directors and other members of management do not participate. The lead director’s duties are closely aligned with the role of an independent, non-executive chairman. During 2015, all executive sessions of the meetings of the Board were chaired by the independent director then serving as lead director. During 2015, our independent directors served as lead directors on a rotating basis each quarter. The lead director also is expected to approve agendas and schedules for meetings of the Board and information sent to the Board, chair Board meetings in the Chairman’s absence and act as a liaison between the independent directors.

Corporate Governance

Cenveo’s Board and management are committed to diligently exercising their oversight responsibilities throughout the Company and managing Cenveo’s affairs consistent with the highest principles of business ethics. We have adopted a code of business conduct and ethics that applies to all employees, including senior management.

We continue to review our corporate governance policies and practices to ensure compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the listing standards of the NYSE. The Board has determined that:

▪
all of our current directors, except for Messrs. Burton, Sr. and Burton, Jr., satisfy the independence requirements of the NYSE’s listing standards and the ‘‘standards of independence’’ required by our corporate governance guidelines; and

▪	Mr. Armstrong qualifies as an Audit Committee financial expert under the rules of the SEC.

You can view the following documents on our website at www.cenveo.com under ‘‘Investors-Governance,’’ or receive copies without charge by writing to our Company Secretary, Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902:

▪	the current committee charters for our Nominating and Governance Committee, our Audit Committee and our Human Resources Committee;

▪	our corporate governance guidelines; and

▪	our code of business conduct and ethics.

Communicating with the Board

Interested persons may at any time direct questions to the lead director or the non-management directors by sending written communications through the office of the Company Secretary of Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902. The office will either forward the original materials as addressed or provide the non-management directors with summaries of the submissions, with the originals available for review upon request. Alternatively, the non-management directors may be contacted by email at:
CenveoIndependentDirector@Cenveo.com.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulations or our code of business conduct and ethics, including questionable accounting or auditing practices, by calling our ethics and business conduct hotline at 1-800-513-4056 or via the internet at www.mysafeworkplace.com.

Criteria and Process for Nominating Directors
Our Nominating and Governance Committee identifies and selects, or recommends to the full Board for its consideration, the director nominees for each Annual Meeting of Shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must have such education, training, experience, skills and expertise as will allow them to perform the duties of a director. The committee has not established any specific minimum qualification standards for Board nominees. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date, the committee has identified and evaluated nominees for directors based on several factors, including:

▪ referrals from our management, existing directors and advisors;
▪ business and industry experience;
▪ education;
▪ diversity;
▪ leadership abilities;
▪ professional reputation and affiliation; and
▪ personal interviews.

We do not pay any fee to a third party to identify or evaluate potential director nominees.

The committee currently has no policy in place regarding the consideration of director candidates recommended by shareholders of record because the director nomination procedures as described above are set forth in our corporate governance guidelines. Instead, it considers nominees identified in the manner described above. We believe that our Nominating and Governance Committee, consisting entirely of independent directors, can successfully identify appropriate candidates for our Board. However, shareholders of record are entitled to nominate director candidates in the manner provided in Cenveo’s Bylaws.

Under our Bylaws, for any nominations to be properly brought before a meeting of shareholders by a shareholder, the shareholder must have given timely notice thereof in writing (containing certain information specified in the Company’s Bylaws about the nominee and shareholder) to the Company’s Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, 200 First Stamford Place, Stamford, Connecticut 06902, (i) if the nomination relates to an election to be held at the Company’s Annual Meeting of Shareholders, no later than 90 days before the anniversary date of the previous year’s Annual Meeting; and (ii) if it relates to an election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the tenth (10th) day after the day on which such notice of the special meeting was first mailed or publicly disclosed. The shareholder must also be a shareholder of record at the time the notice is delivered to the Company and entitled to vote for the election of directors at the meeting. The notice must include all information about the proposed nominee required by SEC rules to be included in a proxy statement, the nominee’s written consent to serve if elected, the nominating shareholder’s name and address as they appear on the Company’s books and the number of shares beneficially owned by the nominating shareholder.
The Nominating and Governance Committee has not adopted a formal diversity policy with regard to the identification and selection of director nominees. However, when evaluating a candidate for nomination to the Board, the committee considers how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business.

The current term of office of all of our directors expires at the Annual Meeting of Shareholders. The Nominating and Governance Committee has nominated five of our current directors for re-election.

Composition of the Board of Directors

Under the Company’s Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board is comprised of five directors, two of whom are executive officers of Cenveo. We have included biographical information about each continuing director starting on page 20. Holdings of Cenveo Common Stock by Cenveo directors is shown beginning on page 20.

The Board of Directors has nominated the five persons listed in this Proxy Statement, beginning on page 20, for election as directors. Each of these nominees is an incumbent director of Cenveo recommended for re-election by the Nominating and Governance Committee. There are no vacancies on the Board.

Board Procedures and Committees
Our full Board considers all major decisions. However, the Board has established an Audit Committee, a Human Resources Committee and a Nominating and Governance Committee, each of which is governed by a committee charter, and an Executive Committee so that some matters can be addressed in more depth than may be possible in a full Board meeting and (except for the Executive Committee) so that certain matters may be considered, recommended or approved solely by independent directors. The principal responsibilities of each committee are described below.

Current Board Committees
Committee	Members	Functions and Additional Information	Meetings in 2015
Audit	Gerald S. Armstrong, Chair Dr. Mark J. Griffin, Vice Chair Dr. Susan Herbst, Vice Chair

This committee consists of three independent directors. They (i) monitor the integrity of Cenveo’s financial statements, including our financial reporting process; (ii) monitor our systems of internal control over financial reporting and compliance with legal and regulatory requirements; (iii) monitor the qualifications, independence, and performance of our Independent Registered Public Accounting Firm; (iv) monitor the performance of our internal audit function and the independence and performance of our financial executives; (v) review our annual and quarterly financial statements; (vi) annually retain our Independent Registered Public Accounting Firm and approve the terms and scope of the work to be performed; and (vii) provide an avenue of communication among the Independent Registered Public Accounting Firm, management, the internal audit department and the Board.
			4
Nominating and Governance	Gerald S. Armstrong, Chair Dr. Mark J. Griffin, Vice Chair Dr. Susan Herbst, Vice Chair	This committee consists of three independent directors. They (i) identify qualified candidates for open director positions; (ii) select, or recommend that the Board select, director nominees for each Annual Meeting of Shareholders; (iii) oversee the evaluation of the Board’s and management’s effectiveness; and (iv) periodically develop and recommend to the Board our corporate governance practices and policies, including future changes thereto.	1

Current Board Committees
Committee	Members	Functions and Additional Information	Meetings in 2015
Human Resources	Dr. Mark J. Griffin, Chair Gerald S. Armstrong, Vice Chair	This committee consists of two independent directors. They: (i) oversee the design, development and implementation of our executive compensation programs; (ii) evaluate the performance of the CEO and determine CEO compensation; (iii) review matters relating to management advancement and succession; and (iv) review and approve compensation for our officers and directors, including incentive compensation plans and equity-based plans.	4
Executive	Robert G. Burton, Sr., Chair Gerald S. Armstrong, Vice Chair Robert G. Burton, Jr., Vice Chair Dr. Mark J. Griffin, Vice Chair	This committee consists of two independent directors and Mr. Burton, Sr., chairman of the committee, and Mr. Burton, Jr., both representing the Company. They exercise the full powers of the Board, as required, in intervals between regularly scheduled meetings of the Board.	4

For more information on the Audit Committee, see the Audit Committee Report beginning on page 37.

The full Board met four times during 2015. Each incumbent director attended all of the Company’s Board meetings held during 2015, and each committee member attended all of the committee meetings held in 2015. We strongly encourage each director to attend our Annual Meeting of Shareholders. All of the Company’s directors attended our 2015 Annual Meeting of Shareholders.

All non-management directors meet in executive session at each regular Board meeting. During 2015, the executive sessions were chaired by the non-management director then serving as lead director. During 2015, our non-management directors served as lead directors on a rotating basis each quarter.

Independence of Directors

The NYSE prescribes independence standards for companies listed on the NYSE, including Cenveo. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Nominating and Governance Committee, and Human Resources Committee to be independent. A director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).” Cenveo believes that independent directors play a critical role in governing Cenveo, and we are committed to ensuring that a majority of our directors are independent. Currently, three of our five directors satisfy the independence requirements of the NYSE’s listing standards and the ‘‘standards of independence’’ required by our corporate governance guidelines. Mr. Burton, Sr. is not considered independent because of his position as Chief Executive Officer and Chairman of the Board of Cenveo, and Mr. Burton, Jr. is not considered independent because of his position as President of Cenveo.
In addition to the Board’s determination that three of the five nominees for election meet the foregoing independence standards, the Board has also determined that each member of our Audit Committee, our Nominating and Governance Committee, and our Human Resources Committee is independent under these standards. These determinations were made after reviewing all relevant transactions and relationships between each director and any of his or her family members, on one hand, and Cenveo, our senior management and our independent registered public accounting firm, on the other hand.

As indicated by the criteria in the above sections, the Nominating and Governance Committee strives for a mix of background and experience among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service at the Company. The effectiveness of this approach is evidenced by the directors’ full participation at Board and committee meetings and in shaping the agendas for those meetings.

Compensation of Directors

Overview

Directors who are employees of Cenveo do not receive compensation for their service on the Board. Our non-employee directors receive a combination of cash and equity compensation. The cash component is intended to compensate our outside directors for their expertise, time and effort. The equity component is intended to align our directors’ interests with those of our shareholders and to allow our directors to benefit from increases in our stock price that occur during their term. In addition, our equity grants contain deferred vesting requirements in order to provide an incentive for directors to remain with the Company.

In addition, our Employee Stock Purchase Plan (‘‘ESPP’’) enables non-employee directors to purchase Cenveo stock, at market prices with no discount but commission-free, through deductions from their cash retainer and fees.

Cash Compensation to Board Members

Director Compensation
Compensation Elements	Cash Compensation
Annual Retainer (1)	$25,000
Annual Cash Award (1)	$67,500
Annual Stock Unit Awards (2)	$67,500
Committee Chair Annual Retainers (1) Audit Committee Human Resources Committee Nominating & Governance Committee	$35,000 $20,000 $ 5,000
Committee Vice Chairs Annual Retainers (1) Audit Committee	$10,000
Attendance at Board Meetings (1) In Person By Telephone	$ 1,500 $ 1,200
Attendance at Committee Meetings (1) (3)	$ 1,200

(1)Amounts are paid in cash in quarterly installments.

(2)
In 2015, pursuant to Company policy for Non-Management Directors, each non-management director was awarded $67,500 in Restricted Stock Units. These Restricted Stock Units are issued annually based on the closing price of the Company’s Common Stock on the grant date.

(3)Directors are paid for attendance at audit and human resources committee meetings only.

Equity Compensation to Board Members

On May 20, 2015, each of our non-employee directors received 28,361 Restricted Stock Units (“RSUs”) valued at $67,500. These RSUs vest one year from the date of issuance, provided the director has not ceased to be a director of the Company for any reason prior to the vesting date. Each RSU entitles the holder to receive one share of our Common Stock on the vesting date. Prior to vesting, RSUs do not carry any shareholder voting, dividend or other rights. RSUs that do not vest are forfeited. The RSUs vest immediately upon a change in control of the Company.

Other

Board members are also reimbursed for expenses incurred in connection with their attendance at Board meetings and in complying with our corporate governance policies. Cenveo also provides directors’ and officers’ liability insurance and indemnity agreements for our directors.

Non-Employee Directors’ Compensation for Fiscal 2015
The following table shows the cash compensation and value of equity compensation received by each of our non-employee directors.

Director Compensation
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
Gerald S. Armstrong	$168,100	$67,500	$0	$0	$0	$235,600
Dr. Mark J. Griffin	$133,100	$67,500	$0	$0	$0	$200,600
Dr. Susan Herbst	$112,000	$67,500	$0	$0	$0	$179,500
Robert B. Obernier	$91,075	$67,500	$0	$0	$0	$158,575

(1)
This column reports the amount of cash compensation earned in 2015 for Board and committee service, including retainer and meeting fees. During 2015, there were four executive committee meetings, four audit committee meetings, one nominating and governance committee meeting and four human resources committee meetings that were conducted as part of regularly scheduled Board meetings.

(2)
This column represents the aggregate grant date fair value of RSUs granted in 2015. The grant date fair value of the award of 28,361 RSUs granted to each of the non-employee directors during 2015 was $2.38 (calculated using the grant date fair value for the RSUs, which was the same as the closing price of Cenveo stock on the grant date of May 20, 2015). These awards were granted on May 20, 2015 and vest 100% on the one year anniversary thereof. At January 2, 2016, each non-employee director had 28,361 unvested RSUs outstanding.

(3)
No options were granted in 2015. At January 2, 2016, Dr. Griffin and Mr. Obernier each had 10,000 vested options and zero unvested options outstanding, and Mr. Armstrong and Dr. Herbst had no option awards outstanding.

(4)	None of our non-employee directors received any perquisites or compensation in 2015 other than the cash fees and equity awards described herein.

Board members may elect to use Board fees to purchase Company stock at full purchase price under the terms of the ESPP. The only Board member who used Board fees to purchase Company stock in 2015 was Mr. Obernier, who spent $91,075.

Agenda Items to be Voted Upon

Each share of Cenveo Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. Under Colorado law, except as provided below, a matter is approved if the votes cast favoring the matter exceed the votes cast opposing the matter unless a greater number of affirmative votes is required by law or the articles of incorporation for the action proposed. Abstentions and broker non-votes are not considered “votes cast” on a matter and, accordingly, do not affect the outcome of the vote.

Cenveo’s Bylaws provide that in the election of directors, assuming a quorum is present, each director is elected by a plurality of votes cast, except that in an uncontested election (in which the number of nominees does not exceed the number of directors to be elected), each director who does not receive more votes “for” than votes as to which authority is withheld must, within 10 business days of certification of election results, submit to the Board of Directors his or her resignation for consideration by the Nominating and Governance Committee. The Board, with the recommendation of the Nominating and Governance Committee, will determine whether to reject or accept such resignation, or what other action should be taken, in accordance with Cenveo’s Bylaws. Cenveo’s Articles of Incorporation do not permit shareholders to cumulate their votes. Shares that are not voted because they are “broker non-votes” (shares are held of record by a bank, broker or other nominee for which you have not furnished voting instructions and which the broker has no discretionary authority to vote on a particular proposal without such instructions) will have no impact on the election of directors.

Each of the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, the advisory vote approving the executive compensation, the approval of a reverse stock split and the approval of an increase in the number of authorized shares of Common Stock requires that the number of votes cast in favor of such proposals exceed the number of votes cast opposing the proposal, provided a quorum is present. Abstentions and broker non-votes are not considered “votes cast” on the matter and will have no effect on the vote on such matters.

Proposals (Item Nos. 1 through 5)

Item 1.     Election of Directors

The following persons, each of whom is currently a director of Cenveo, have been nominated by the Board of Directors on the recommendation of the Nominating and Governance Committee for election to serve until the 2017 Annual Meeting of Shareholders or until such director’s successor has been elected and qualified or such director’s earlier death, resignation or removal. In making these nominations, the Board reviewed the background of the nominees and determined to nominate each of the current directors for re-election. Each of these nominees has consented to being named in this Proxy Statement as a Board nominee and to serve if elected.

If one or more of the nominees should at the time of the meeting be unable or unwilling to stand for re-election, the Board or shareholder who proposed such nominee may designate a substitute nominee and the shares represented by the proxies we are soliciting will be voted to elect the remaining nominees and any substitute nominee. The Board knows of no reason why any of the nominees would be unable or unwilling to serve.

Brief biographies of the nominees are set forth below. These biographies include their age, business experience for at least the last five years and the names of publicly held and certain other corporations and organizations of which they are also directors or have been directors in the last five years. Each nominee has served as a director of Cenveo since September 12, 2005, with the exception of Mr. Armstrong who has been a director since December 31, 2007, and Mr. Burton, Jr. and Dr. Herbst who have been directors since September 18, 2013.

The Board recommends you vote FOR each of the following candidates:

ROBERT G. BURTON, SR.
7,411,622 Shares
Chairman of the Board and Chief Executive Officer, Cenveo, Inc.

Mr. Burton has served in the above capacity since September 2005. In January 2003, he formed Burton Capital Management, LLC, a company that invests in manufacturing companies, and has been its Chairman, Chief Executive Officer and sole managing member since its formation. Mr. Burton is Cenveo’s largest individual beneficial owner, and the Burton family is the largest group of beneficial owners of Cenveo stock. Mr. Burton also owns approximately $6.5 million in Cenveo bonds. From December 2000 through December 2002, Mr. Burton was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a $3.0 billion diversified printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Mr. Burton was also employed for 10 years as a senior executive of SRA, the publishing division of IBM. Mr. Burton holds both a BS and an MA degree. He also did additional post graduate studies at the University of Alabama. He is the recipient of two honorary doctorate degrees in business from the University of Connecticut and Murray State University (“MSU”) where he was Captain of their football team and drafted by the San Francisco 49ers. He is the recipient of the first distinguished Alumnus and Golden Horseshoe Award from the MSU Alumni Association as well as the school’s Distinguished Achievement Award from the MSU College of Business and Public Affairs. He is a member of the Syracuse Martin J. Whitman School of Management Advisory Council and a past Syracuse University Trustee. Mr. Burton is also the lead donor for the eighth year of Cenveo’s Scholarship Fund for Cenveo’s employees’ children, which is entirely funded by Cenveo’s management and directors. In 2015, Mr. Burton has again donated $100,000 to the fund. He is recognized as one of the printing and manufacturing leaders and is a member of the Printing Hall of Fame. The Board believes that Mr. Burton’s extensive experience as a CEO in the printing and media industries provides the Board with unique insights regarding Company-wide issues and strong leadership. Robert G. Burton, Sr. is father to Robert G. Burton, Jr. and Michael G. Burton.

Age: 75 Director since: 2005 Committees: • Executive (Chair)

GERALD S. ARMSTRONG
244,007 Shares
Director and Operating Committee Chair, Verity Wines LLC

Mr. Armstrong has served in the above capacity since January 2013. Verity Wines LLC is a New York and New Jersey wine distributor. He was a Managing Director of Arena Capital Partners, LLC (1997 to 2015), the management company for Arena Capital Investment Fund, L.P., a private investment fund that reached the end of its term on June 30, 2013; and is a director, member of the Audit Committee and Chair of the Board Risk Committee of EverBank Financial Corp., and its subsidiary bank, a NYSE-listed and Jacksonville, Florida-based holding company, and EverBank, its federally chartered thrift institution. From 2006 to 2010, Mr. Armstrong was also an Executive Vice President of EarthWater Global, LLC, a water exploration and development company. Prior to co-founding Arena, Mr. Armstrong was a Partner at Stonington Partners, Inc., a private equity partnership formed in 1994 out of Merrill Lynch Capital Partners where Mr. Armstrong had served as a Managing Director since 1988. Prior to Merrill, Mr. Armstrong served as President and Chief Operating Officer of PACE Industries, Inc., a holding company formed at the end of 1983. Mr. Armstrong is a graduate of Dartmouth College with a degree in English, and he earned an MBA in Finance from New York University’s Graduate School of Business (now Stern School of Business). Mr. Armstrong served as an officer in the United States Navy. In past years, Mr. Armstrong has served on the board of directors of First USA, Inc. (now a part of JPMorgan Chase), Ann Taylor Stores Corporation, World Color Press, Inc., and numerous private companies. The Board believes that Mr. Armstrong’s service as a principal in a variety of private companies and his strong financial background provide the Board with valuable expertise in acquisitions and financing.

Age: 72 Director since: 2007 Committees: • Audit (Chair) • Human Resources • Nominating & Governance (Chair) • Executive

ROBERT G. BURTON, JR.
711,839 Shares
President, Cenveo, Inc.

Mr. Burton, Jr. has served in the above capacity since August 10, 2011. From December 2010 to August 2011, Mr. Burton was President of Corporate Operations of Cenveo, with a primary focus on Mergers & Acquisitions (“M&A”), Treasury, Information Technology, Human Resources, Legal and Investor Relations. From September 2005 to December 2010, Mr. Burton was Executive Vice President of Investor Relations, Treasury, Human Resources and Legal at Cenveo. He has been a member of the Executive Committee since joining the Cenveo Board. From 2004 to 2005, Mr. Burton was President of Burton Capital Management, LLC and was the primary investment officer before he joined Cenveo on September 12, 2005. Mr. Burton has over 17 years of business experience as an investor relations, M&A and financial professional. Mr. Burton also served as the Senior Vice President, Investor Relations and Corporate Communications for Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) from December 2001 to May 2003. Mr. Burton served as Vice President, Investor Relations of Walter Industries in 2000. From 1996 through December 1999, Mr. Burton held various management positions at World Color Press, Inc., including Vice President, Investor Relations. Mr. Burton earned a Bachelor of Arts degree from Vanderbilt University majoring in Economics with a minor in Business Administration. The Board believes that Mr. Burton’s extensive background and experience as a financial professional provides the Board with valuable expertise and insight. Robert G. Burton, Jr. is the son of Robert G. Burton, Sr. and brother of Michael G. Burton.

Age: 40 Director since: 2013 Committees: • Executive

DR. MARK J. GRIFFIN
223,693 Shares
Independent Educational Consultant

Dr. Griffin is the founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut, and served as its headmaster from September 1975 to June 2009. Since July 2009, he has been an independent educational consultant. Since 1991, Dr. Griffin has served on the board of directors of the National Center for Learning Disabilities, and he has been a member of its Executive Committee since 2003. Dr. Griffin has also been on the board of the Learning Disabilities Association of America since 1993. Dr. Griffin served on the board of directors of World Color Press, Inc. from October 1996 to 1999, where he was a member of the Audit and Compensation Committees. The Board believes that Dr. Griffin’s experience as a director for other printing industry companies provides the Board with valuable insight and his strong educational background enhances the Board’s ability to understand the challenges found in a large and diverse employee base.

Age: 67 Director since: 2005 Committees: • Audit (Vice Chair) • Human Resources (Chair) • Nominating & Governance (Vice Chair) • Executive (Vice Chair)

DR. SUSAN HERBST
45,220 Shares
President, University of Connecticut

Dr. Herbst has served in the above capacity since June 2011. From 2007 to 2011, Dr. Herbst was Executive Vice Chancellor and Chief Academic Officer at The University System of Georgia. In 2005 to 2007, she served as Provost and Executive Vice President for Academic Affairs and Officer in Charge at the University of Albany. From 2003 to 2005, she served as Dean for the College of Liberal Arts at Temple University. From 1989 to 2003, Dr. Herbst served in various positions at Northwestern University including Associate Dean for Faculty Affairs; Chair, Department of Political Science; Director, Program in American Studies; Chair, University Program Review Counsel; and Chair, University Commission on Women. Since 2012, she has served on the Board of Directors of the American Council on Education. Dr. Herbst has served on the Pace Academy Board of Trustees; the Advisory Board of NSF Bridge to the Future for GIs; the Governor’s Task Force on Education; Chair of the Publications Board of the APSA/ICA Joint Political Communication Board; and been both Chair and Vice Chair of the Political Communication Division of the International Communication Association. Dr. Herbst is a graduate of the University of Southern California, Annenberg School for Communication, Los Angeles, where she earned her Ph.D. in Communication Theory and Research. She earned her undergraduate degree in Political Science from Duke University. The Board believes that Dr. Herbst’s diverse experience, education, training and background provide a unique insight to both the Company and the Board.

Age: 53 Director since: 2013 Committees: • Audit (Vice Chair) • Nominating & Governance (Vice Chair)

Item 2.     Ratification of the Appointment of BDO USA, LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ended December 31, 2016

Our Audit Committee has selected BDO USA, LLP as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. BDO USA, LLP audited the Company’s consolidated financial statements for the fiscal year 2015 and Grant Thornton LLP (“Grant”) audited the Company’s consolidated financial statements for the fiscal year 2014. Neither Cenveo’s governing documents nor applicable law requires shareholder ratification of the appointment of our Independent Registered Public Accounting Firm. However, the Audit Committee has recommended, and the Board has determined, to submit the appointment of BDO USA, LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider the appointment. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interest of Cenveo and its shareholders. For additional information, See “Audit Committee - Independent Registered Accountant Fees and Services” below.

The Board recommends you vote FOR this proposal.

Item 3.     Advisory Approval of Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include an opportunity for the shareholders of Cenveo to cast an advisory and non-binding vote at the Annual Meeting with respect to the compensation of our named executive officers as disclosed in this Proxy Statement. Because the vote is advisory, it is not binding on us, and neither the Board of Directors nor the Human Resources Committee will be required to take any action as a result of the outcome of the vote. However, our Board of Directors, Human Resources Committee and management value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.
The Board of Directors believes that our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and incentivizes desirable executive performance. Therefore, the Board recommends that shareholders vote in favor of the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as described in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion.
Currently, the Company seeks this advisory and non-binding vote annually.

The Board recommends you vote FOR this proposal.

Item 4.    Approval of an Amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the Company’s Common Stock at a ratio selected by the Company’s Board from within a range of between 1-for-5 and 1-for-15, inclusive

Purpose of the Reverse Stock Split Amendments

Our Common Stock is currently listed on the NYSE. In order for our Common Stock to continue to be listed on the NYSE, we must comply with various listing standards, including that the Company maintain a minimum average closing price of at least $1.00 per share of Common Stock during a consecutive 30 trading-day period.

On January 19, 2016, we were notified by the NYSE we do not presently satisfy the NYSE’s continued listing standard requiring the average closing price of the Common Stock to be at least $1.00 per share for 30 consecutive trading days. We have six months following receipt of the NYSE's notice to regain compliance with the NYSE's minimum share price requirement. We can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Common Stock has a closing share price of at least $1.00 per share and an average closing share price of at least $1.00 per share over the 30 trading-day period ending on the last trading day of such month. Notwithstanding the foregoing, if we determine that we must cure the price condition by taking an action that will require approval of our shareholders, we may also regain compliance by: (i) obtaining the requisite shareholder approval by no later than our next Annual Meeting; (ii) implementing the action promptly thereafter; and (iii) maintaining a Common Stock price exceeding $1.00 per share promptly following the shareholder vote and for at least the following 30 trading days. Additionally, on February 11, 2016, we were notified by the NYSE that we do not presently satisfy the NYSE’s continued listing standard requiring our average market capitalization to not be less than $50 million over a period of 30 consecutive trading days while our shareholders’ equity is less than $50 million. We have 45 days following receipt of the NYSE’s second notice to respond with the submission of a business plan demonstrating how we intend to return to compliance with market capitalization standards within 18 months of receipt of the NYSE’s second notice. The NYSE will review that plan and, within 45 days of its receipt, determine whether we have made a reasonable demonstration of an ability to achieve compliance with the market capitalization standard. If the NYSE accepts the plan, the Common Stock will continue to be listed and traded on the NYSE during the 18-month period, subject to our compliance with other continued listing standards. If the NYSE does not accept the plan, the Common Stock would be subject to immediate suspension and delisting proceedings.

A delisting of the Common Stock from the NYSE would negatively impact the Company and our shareholders because it would: (i) reduce the liquidity and market price of the Common Stock; (ii) reduce the number of investors willing, among other things, to hold or acquire the Common Stock, which could negatively impact our ability to raise equity financing; (iii) limit our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; and (iv) impair our ability to provide equity incentives to our employees. The Board has adopted the proposed Reverse Stock Split Amendments (as defined below) and recommends that shareholders adopt such amendments for the purpose of increasing the price of our Common Stock in order to regain compliance with this listing requirement.

In addition, the Board believes that increasing the price of our Common Stock will make it more attractive to a broader range of institutional and other investors, because the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split (as defined below) will make our Common Stock a more attractive and cost-effective investment for many investors, which may enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split Amendments is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, even if a Reverse Stock Split is effected, it may not result in the intended benefits described above, including compliance with the NYSE listing requirements, as the market price of our Common Stock may not increase following the Reverse Stock Split or even if it does, the market price of our Common Stock may decrease in the future. Additionally, the market price per share of our Common Stock after the Reverse Stock Split may not increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Finally, we believe that a Reverse Stock Split and a corresponding reduction in the number of authorized shares of Common Stock will provide the Company and its shareholders with other benefits. Currently, the fees we pay to list our shares on the NYSE are based on the number of shares we have outstanding. Also, the fees we pay for custody and clearing services, the fees we pay to the SEC to register securities for issuance and the costs of our proxy solicitations are frequently based on or related to the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

We propose the adoption of a series of alternative amendments to our Articles of Incorporation to effect a Reverse Stock Split of our Common Stock at any time prior to December 31, 2016 and, if and when the Reverse Stock Split is effected, to contemporaneously amend our Articles of Incorporation to proportionately reduce the number of shares of Common Stock that the Company is authorized to issue by the selected Reverse Stock Split ratio.

On March 11, 2016, the Board of Directors adopted resolutions (1) adopting and declaring advisable a series of alternative amendments to our Articles of Incorporation to effect, at the discretion of the Board, a reverse stock split at a ratio selected by our Board from within a range of between 1-for-5 and 1-for-15, inclusive (each of which is referred to in this Proxy Statement as a "Reverse Stock Split"), and contemporaneously with such Reverse Stock Split, to effect a proportionate reduction in the number of authorized shares of Common Stock from either (i) 100,000,000 to a number between 20,000,000 and 6,666,666, inclusive, or (ii) if the Authorized Share Increase Amendment (as defined below) is adopted by our shareholders as described below in "Proposal 5: Adoption of Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock" and such Authorized Share Increase Amendment is filed and has become effective, from 120,000,000 to a number between 24,000,000 and 8,000,000, inclusive (collectively, the "Reverse Stock Split Amendments"), (2) directing that the Reverse Stock Split Amendments be submitted to the holders of our Common Stock for their adoption, and (3) recommending that the holders of our Common Stock adopt the Reverse Stock Split Amendments.

The actual number of authorized shares of our Common Stock after giving effect to the Reverse Stock Split, if and when effected, will depend on (i) the Reverse Stock Split ratio that is ultimately selected by the Board and (ii) whether the Authorized Share Increase Amendment is adopted and effected. The tables below illustrate certain possible Reverse Stock Split ratios, identified as Examples A-V (Examples A-K may be effected if the Authorized Share Increase Amendment is not adopted or effected and Examples L-V may be effected if the Authorized Share Increase Amendment is adopted and effected), together with (a) the implied number of shares of Common Stock that would be authorized for each of these possible ratios based on 100,000,000 shares of Common Stock currently authorized under our Articles of Incorporation, and (b) the implied number of issued and outstanding shares of our Common Stock resulting from a Reverse Stock Split in accordance with such ratio, based on 67,873,560 shares of our Common Stock issued and outstanding as of March 9, 2016:

	Reverse Stock Split Ratio	Implied number of authorized shares of Common Stock following the Reverse Stock Split Amendments (if the Authorized Share Increase Amendment is not adopted or effected)	Implied approximate number of issued and outstanding shares of Common Stock following the Reverse Stock Split (if the Authorized Share Increase Amendment is not adopted or effected)*
A	1-for-5	20,000,000	13,574,712
B	1-for-6	16,666,666	11,312,260
C	1-for-7	14,285,714	9,696,222
D	1-for-8	12,500,000	8,484,195
E	1-for-9	11,111,111	7,541,506
F	1-for-10	10,000,000	6,787,356
G	1-for-11	9,090,909	6,170,323
H	1-for-12	8,333,333	5,656,130
I	1-for-13	7,692,307	5,221,043
J	1-for-14	7,142,857	4,848,111
K	1-for-15	6,666,666	4,524,904

*Excludes effect of fractional share treatment.

	Reverse Stock Split Ratio	Implied number of authorized shares of Common Stock following the Reverse Stock Split Amendments (if the Authorized Share Increase Amendment is adopted or effected)	Implied approximate number of issued and outstanding shares of Common Stock following the Reverse Stock Split (if the Authorized Share Increase Amendment is adopted or effected)*
L	1-for-5	24,000,000	13,574,712
M	1-for-6	20,000,000	11,312,260
N	1-for-7	17,142,857	9,696,222
O	1-for-8	15,000,000	8,484,195
P	1-for-9	13,333,333	7,541,506
Q	1-for-10	12,000,000	6,787,356
R	1-for-11	10,909,090	6,170,323
S	1-for-12	10,000,000	5,656,130
T	1-for-13	9,230,769	5,221,043
U	1-for-14	8,571,428	4,848,111
V	1-for-15	8,000,000	4,524,904

*Excludes effect of fractional share treatment.

Upon adoption of the Reverse Stock Split Amendments by the shareholders, the Board will have the authority, but not the obligation, in its sole discretion, as it determines to be in the best interests of the Company and the shareholders, at any time prior to December 31, 2016 to elect without further action on the part of the shareholders, whether to effect a Reverse Stock Split and, if so, to determine the Reverse Stock Split ratio from within the approved range of ratios above and to effect the Reverse Stock Split Amendments by filing an amendment to our Articles of Incorporation substantially in the form of the Articles of Amendment attached as Annex A to this Proxy Statement (the "Form of Amendment"). The Form of Amendment contemplates the inclusion of a Reverse Stock Split ratio within the above range of ratios and corresponding adjustment to the total numbers of authorized shares of Common Stock of the Company, as indicated by the bracketed language included in the Form of Amendment. The values in the Form of Amendment will be inserted based upon (i) the Reverse Stock Split ratio selected by the Board and (ii) whether the Authorized Share Increase Amendment has been adopted by shareholders and effected by the Board. Only the applicable Reverse Stock Split Amendment providing for the Reverse Stock Split ratio selected by the Board will be filed with the Secretary of State of the State of Colorado and become effective. Upon such an event, the Board shall abandon all other Reverse Stock Split Amendments.

If the Reverse Stock Split is effected, a corresponding proportionate reduction in the number of authorized shares of our Common Stock will be effected as set forth in the tables above and as further described below under "Effect of the Reverse Stock Split on Holders of Outstanding Common Stock" and "Authorized Shares." The reduction in authorized shares as a result of the Reverse Stock Split will not affect any shareholder's proportionate voting power or other rights (other than as a result of the payment of cash in lieu of fractional shares as described under "Fractional Shares" below). If the Board abandons the Reverse Stock Split, there will be no reduction in the number of authorized shares of our Common Stock.

The Board believes that shareholder adoption of a range of Reverse Stock Split ratios (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of a Reverse Stock Split and, therefore, is in the best interests of the Company. In determining a ratio following the receipt of shareholder adoption, the Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

•	the continued listing requirements of the NYSE; and

•	prevailing general market and economic conditions.

The Board reserves the right to elect to abandon any or all of the Reverse Stock Split Amendments, notwithstanding shareholder adoption thereof, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its shareholders.

Depending on the ratio for the Reverse Stock Split selected by the Board, a certain number of shares of issued and outstanding Common Stock, which number shall be between five and 15, as selected by the Board, will automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof, subject to the treatment of fractional share interests as described under "Fractional Shares" below. The number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (defined below) will therefore be proportionately reduced by an amount based upon the Reverse Stock Split ratio selected by the Board. If the Reverse Stock Split Amendments are adopted by our shareholders and the Board elects to effect the Reverse Stock Split at any time prior to December 31, 2016, an Articles of Amendment to the Articles of Incorporation (a "Reverse Stock Split Articles of Amendment") that sets forth the applicable Reverse Stock Split Amendments and provides for the Reverse Stock Split ratio selected by the Board in its sole discretion will be filed with the Secretary of State of the State of Colorado with immediate effect (the "Effective Time"). At the Effective Time, all other Reverse Stock Split Amendments will be automatically abandoned.

The Board will determine the exact timing of the filing of the Reverse Stock Split Articles of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its shareholders. If a Reverse Stock Split Articles of Amendment has not been filed with the Secretary of State of the State of Colorado prior to December 31, 2016, then the Reverse Stock Split and all of the Reverse Stock Split Amendments will be automatically abandoned.

To avoid the existence of fractional shares of our Common Stock, shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) as described under "Fractional Shares" below.

The Board reserves the right to abandon the Reverse Stock Split without further action by our shareholders at any time before the effectiveness of any Reverse Stock Split Articles of Amendment even if the Reverse Stock Split Amendments have been adopted by our shareholders. By voting for the adoption of the Reverse Stock Split Amendments, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the Reverse Stock Split if it should so decide.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

If adopted and effected, the Reverse Stock Split will take effect simultaneously and in the same ratio for all issued and outstanding shares of our Common Stock. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any shareholder's percentage ownership interest, except to the extent that the Reverse Stock Split would result in any holder of our Common Stock receiving cash in lieu of fractional shares. As described below under "Fractional Shares", holders of Common Stock otherwise entitled to fractional shares as a result of the Reverse Stock Split will receive a cash payment in lieu of the fractional shares. In addition, the Reverse Stock Split will not affect any shareholder's proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split will be that:

•
depending on the ratio for the Reverse Stock Split selected by our Board, a certain number of shares of issued and outstanding existing Common Stock, which number shall be between five and 15, inclusive, as selected by the Board, will automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Company or the holder thereof;

•
based upon the Reverse Stock Split ratio selected by our Board, the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect such Reverse Stock Split ratio selected;

•
based upon the Reverse Stock Split ratio selected by our Board, proportionate adjustments will be made to the per-share exercise price and/or the aggregate number of shares issuable upon the exercise of our outstanding stock options, as well as to the number of shares that would be owned upon vesting of restricted stock awards and restricted stock units, which will result in approximately the same aggregate price that would have been required to be paid upon exercise of such options immediately preceding the Reverse Stock Split;

•
the aggregate number of shares issuable pursuant to outstanding stock options, stock appreciation rights, restricted stock awards, restricted stock units or other equity-based awards made under our equity incentive will be reduced proportionately based upon the Reverse Stock Split ratio selected by our Board;

•
based upon the Reverse Stock Split ratio selected by our Board, proportionate adjustments will be made to the per-share exchange rate and the number of shares issuable upon the exchange of our outstanding 7% senior exchangeable notes due 2017 (the "7% Notes”), which will result in approximately the same aggregate amount of 7% Notes that would have been required to be delivered upon exchange thereof, immediately preceding the Reverse Stock Split; and

•	the number of authorized shares of our Common Stock will contemporaneously and correspondingly be reduced based upon the Reverse Stock Split ratio selected by our Board.

After the Effective Time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures ("CUSIP") number, which number is used to identify our equity securities, and stock certificates with the old CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

The Reverse Stock Split is not intended to be a first step in a series of steps leading to a "going private transaction" pursuant to Rule 13e-3 under the Exchange Act. Implementing the Reverse Stock Split would not be reasonably likely to result in or produce a going private effect.

Beneficial Holders of Common Stock. Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders in "street name" (i.e., through a bank, broker, custodian or other nominee) in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split and making payment for fractional shares. If a shareholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, shareholders are encouraged to contact their bank, broker, custodian or other nominee.

Registered "Book-Entry" Holders of Common Stock. Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with the transfer agent, they will be sent a transmittal letter by our transfer agent after the Effective Time and will need to return a properly completed and duly executed transmittal letter in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the Reverse Stock Split.

Holders of Certificated Shares of Common Stock. Shareholders of record at the Effective Time holding shares of our Common Stock in certificated form (the "Old Certificates") will be sent a transmittal letter by our transfer agent after the Effective Time and, following a determination by the Board that shall apply to all holders of the Old Certificates, these holders will receive in exchange for their Old Certificates either (i) registered shares in book-entry form or (ii) new certificates (the "New Certificates"), in each case representing the appropriate number of whole shares of our Common Stock following the Reverse Stock Split.

The letter of transmittal will contain the necessary materials and instructions on how a shareholder should surrender his, her or its Old Certificates representing shares of our Common Stock to the transfer agent. No registered shares in book-entry form or New Certificates will be delivered to a shareholder until the shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to our transfer agent. Shareholders will then receive either a statement reflecting the shares in book-entry form registered in their accounts or New Certificates representing the number of whole shares of Common Stock for which their shares of our Common Stock were combined as a result of the Reverse Stock Split.

Until surrendered, outstanding Old Certificates will only represent the number of whole shares of our Common Stock following the Reverse Stock Split to which the shares formerly represented by the Old Certificate were combined into as a result of the Reverse Stock Split. Shareholders must exchange their Old Certificates in order to effect transfers or deliveries of shares on the NYSE.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged, based upon the determination by the Board, for registered shares in book-entry form or New Certificates. If an Old Certificate bears a restrictive legend, the registered shares in book-entry form or New Certificate will bear the same restrictive legend. If a shareholder is entitled to a payment in lieu of any fractional share interest, the payment will be made as described below under "Fractional Shares." Shareholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately selected by the Board will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of the fractional shares from our transfer agent. Our transfer agent will aggregate all fractional share interests following the Reverse Stock Split and sell the fractional shares resulting therefrom into the market. The total amount of cash that will be paid to the shareholders of record who would otherwise hold fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned. If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional shares, the shareholder will receive a check as soon as practicable after the Effective Time and after the shareholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described under "Holders of Certificated Shares of Common Stock" above. If a shareholder holds shares of our Common Stock registered in the name of a bank, broker, custodian or other nominee, those shareholders should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, shareholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

After the Reverse Stock Split, a shareholder will have no further interest in the Company with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Authorized Shares

If and when the Reverse Stock Split is effected, the number of authorized shares of our Common Stock will contemporaneously be reduced in proportion to the Reverse Stock Split ratio.

The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately selected by the Board and whether the Authorized Share Increase Amendment is adopted. For illustration, the tables set forth above show possibilities for the number of authorized shares of Common Stock under certain Reverse Stock Split ratios.

As discussed in the Authorized Shares Increase Amendment, if that proposal is adopted and the number of authorized shares is increased, the proportion of authorized but unissued shares of Common Stock to the number of shares of authorized and issued (or reserved for issuance) shares of Common Stock would change, as more authorized shares would be available for issuance. However, after giving effect to the Authorized Share Increase Amendment, if approved by shareholders, the reduction in authorized shares of Common Stock that will occur if and when the Reverse Stock Split is effected, will maintain at the Effective Time, the same proportion of authorized but unissued shares of Common Stock to shares of Common Stock authorized and issued (or reserved for issuance) shares of Common Stock as existed immediately prior to the Effective Time. If the Reverse Stock Split is abandoned by the Board, it will also abandon the reduction in the number of authorized shares.

Accounting Matters

The proposed amendments to our Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain at $0.01. As a result, as of the Effective Time, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately to the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to “U.S. holders” (as defined below). This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our Common Stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, insurance companies, retirement and deferred accounts, real estate investment trusts, tax-exempt organizations, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, "U.S. holders" (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our Common Stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies; (ii) persons that hold our Common Stock as part of a position in a "straddle" or as part of a synthetic security, "hedging," "conversion" or other integrated investment transaction for U.S. federal income tax purposes; or (iii) persons that do not hold our Common Stock as "capital assets" (generally, property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws. Each holder of our Common Stock should consult its own tax advisor regarding the U.S. federal, state and local, and foreign income and other tax consequences of the Reverse Stock Split.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders. The discussion in this section is addressed to "U.S. holders." A "U.S. holder" is a beneficial owner of our Common Stock that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (b) that was in existence on August 20, 1996 and treated as a U.S. person. The Reverse Stock Split should be treated as a recapitalization under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss should be recognized by a U.S. holder upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered. A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in the shares of our Common Stock surrendered that is allocated to the fractional share of our Common Stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder's holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service ("IRS") with respect to the payment of cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder's federal income tax liability, if any, provided the required information is timely furnished to the IRS.

No Appraisal Rights

Under Colorado law and our Articles of Incorporation, holders of our Common Stock will not be entitled to dissenter's rights or appraisal rights with respect to the Reverse Stock Split Amendments.

Effective Date

If the Reverse Stock Split Amendments are adopted by our shareholders, the Board will have the authority, but not the obligation, in its sole discretion, as it determines to be in the best interests of the Company and its shareholders, at any time prior to December 31, 2016, to elect without further action on the part of the shareholders, whether to effect a Reverse Stock Split and, if so, to select a Reverse Stock Split ratio within the approved range of ratios and to effect the Reverse Stock Split by filing an amendment to our Articles of Incorporation.

The Board reserves the right to abandon the Reverse Stock Split without further action by our shareholders at any time before the effectiveness of the Reverse Stock Split Articles of Amendment even if the Reverse Stock Split Amendments have been adopted by our shareholders.

Interests of Certain Persons in Proposal 4

Certain of our officers and directors have an interest in Proposal 4 as a result of their ownership of shares of our Common Stock. However, we do not believe that our officers or directors have interests in Proposal 4 that are different from or greater than those of any of our other shareholders.

If Proposal 4 is Not Adopted

If Proposal 4 is not adopted, we may be unable to maintain the listing of our Common Stock on the NYSE, which could adversely affect the liquidity and marketability of our Common Stock.

Required Vote

The Reverse Stock Split Amendments will be adopted if more votes are cast at the Annual Meeting in favor of the proposal than are cast against the proposal, assuming the presence of a quorum.

The Board recommends you vote FOR this proposal.

Item 5.    Approval of an Amendment to the Company’s Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock.

We propose the adoption of an amendment to the Articles of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 100 million to 120 million.

On March 11, 2016, the Board of Directors adopted resolutions: (i) adopting and declaring advisable an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of our Common Stock from 100 million to 120 million shares (the "Authorized Share Increase Amendment"); and (ii) directing that the Authorized Share Increase Amendment be submitted to the holders of our Common Stock for their adoption, and (3) recommending that the holders of our Common Stock adopt the Authorized Share Increase Amendment.

The proposed Authorized Share Increase Amendment will increase the number of shares of Common Stock the Company is authorized to issue from 100 million to 120 million shares. The proposed Authorized Share Increase Amendment is set forth in the Form of Articles of Amendment attached as Annex B to this Proxy Statement.

If the Authorized Share Increase Amendment is adopted by the Company's shareholders and the Reverse Stock Split and proportional reduction in the number of authorized shares of Common Stock is not adopted or effected, we will have 38,366,024 shares of Common Stock available for general corporate purposes (after taking into account the 67,873,560 shares of Common Stock issued and outstanding, the 1,990,100 shares of Common Stock reserved for issuance under the Company's equity incentive plans as of March 9, 2016, and the 11,770,316 shares of Common Stock reserved for issuance under the indenture relating to the 7% Notes).

Purpose of the Proposed Increase to the Number of Shares of Common Stock

As of March 9, 2016, there were 67,873,560 shares of Common Stock issued and outstanding, 1,990,100 shares of Common Stock reserved for issuance under the Company's equity incentive plans, and 11,770,316 shares of Common Stock reserved for issuance under the indenture relating to the 7% Notes. Accordingly, as of that date, the Company had only 18,366,024 shares of Common Stock available for issuance, which represents only 18.4 % of the Company's authorized common share capital.

The Board believes that the number of shares of Common Stock presently available for future issuance under our Articles of Incorporation does not provide us with sufficient flexibility to issue shares and other instruments convertible into Common Stock for future corporate purposes and, accordingly, the Board is proposing to increase the number of authorized shares to ensure that the Company has that flexibility. The Board believes this additional flexibility is particularly important to maintaining the Company's liquidity and capital structure, particularly in light of the market conditions currently facing the industry in which the Company operates. If this proposal is adopted by our shareholders, then we may issue shares of Common Stock in the future in connection with, among other things, debt-for-equity exchanges or other refinancings or restructurings of our existing indebtedness, additional public or private stock offerings, acquisitions and other strategic transactions, equity incentives for employees, the payment of stock dividends, stock splits or other recapitalizations.

In addition, although the Company has no present plans to issue additional Common Stock, except for shares reserved for future issuance under the Company's equity plans, adoption of the proposed Authorized Share Increase Amendment will allow the Company to act promptly in the event corporate opportunities such as refinancing or restructuring opportunities or other strategic developments requiring the issuance of additional shares of Common Stock arise.

The Board believes that if an increase in the authorized number of shares of Common Stock were postponed until an actual need arose, the delay and expense incident to obtaining shareholder adoption of the Authorized Share Increase Amendment at that time would significantly impair the Company's ability to meet financing goals or other objectives. Failure of the shareholders to adopt the proposed Authorized Share Increase Amendment would adversely affect the Company's ability to pursue these opportunities.

The issuance of the additional shares of Common Stock may have the effect of diluting the stock ownership of persons seeking to obtain control of the Company. Although the Board has no present intention of doing so, the Company's authorized but unissued Common Stock could be issued in one or more transactions that would make a takeover of the Company more difficult or costly and less likely. The proposed Authorized Share Increase Amendment is not being recommended in response to any specific effort of which we are aware to obtain control of the Company, nor is the Board currently proposing to shareholders any anti-takeover measures.

The Authorized Share Increase Amendment does not change the terms of the Common Stock. All shares of Common Stock, including those now authorized and those that would be authorized by the proposed Authorized Share Increase Amendment, are equal in rank and have the same voting rights, the same rights to dividends and the same liquidation rights. However, shareholders should consider that additional issuances of Common Stock could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

Authorized shares of Common Stock may be issued by the Board from time to time without further shareholder approval or adoption, except in situations where shareholder approval or adoption is required by state law or the rules of the NYSE. Shareholders of the Company have no preemptive right to acquire additional shares of Common Stock, which means that current shareholders do not have a right to purchase any new issue of shares of Common Stock in order to maintain their proportionate ownership interest in the Company.

In the event that the Authorized Share Increase Amendment and the Reverse Stock Split Amendments that are the subject of Proposal 4 are both adopted by the Company's shareholders, and the Reverse Stock Split is subsequently effected, the number of authorized shares of Common Stock will be subject to adjustment as contemplated by Proposal 4 and as discussed in more detail under "Proposal 4: Adoption of Amendment to Articles of Incorporation to effect Reverse Stock Split and proportionately reduce the number of authorized shares of Common Stock - Authorized Shares" above.

No Appraisal Rights

Under Colorado law and our Articles of Incorporation, holders of our Common Stock will not be entitled to dissenter's rights or appraisal rights with respect to the Authorized Share Increase Amendment.

Effective Date

If the Authorized Share Increase Amendment is adopted by our shareholders, it will become effective upon the filing of the Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Colorado, which we currently expect would occur promptly after the Annual Meeting, assuming adoption by our shareholders.

The Board reserves the right to abandon the Authorized Share Increase Amendment without further action by our shareholders at any time before the effectiveness of the Authorized Share Increase Amendment even if the Authorized Share Increase Amendment has been adopted by our shareholders.

Interests of Certain Persons in Proposal 5

Certain of our officers and directors have an interest in Proposal 5 as a result of their ownership of shares of our Common Stock. However, we do not believe that our officers or directors have interests in Proposal 5 that are different from or greater than those of any of our other shareholders.

Required Vote

The Authorized Share Increase Amendment will be adopted if more votes are cast at the Annual Meeting in favor of the proposal than are cast against the proposal, assuming the presence of a quorum.

The Board recommends you vote FOR this proposal.

Audit Committee

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report on such consolidated financial statements, including a report on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors these processes through periodic meetings with management and the Independent Registered Public Accounting Firm.

In this context, the Audit Committee has met and held discussions with management and the Independent Registered Public Accounting Firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed with management and the Independent Registered Public Accounting Firm the Company’s audited financial statements for the fiscal year ended January 2, 2016. The Audit Committee also discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16, Communication with Audit Committees.

In addition, the Audit Committee discussed with the Independent Registered Public Accounting Firm their independence from the Company and its management, and the Audit Committee has received from the Independent Registered Public Accounting Firm the written disclosures and letter required by Rule 3526 of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm's communications with the Audit Committee concerning independence. The Audit Committee has concluded that the Independent Registered Public Accounting Firm are independent from the Company and its management.

The Audit Committee discussed with the Independent Registered Public Accounting Firm the overall scope and plans for their audit. The Audit Committee met periodically with the Independent Registered Public Accounting Firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements of the Company for the year ended January 2, 2016, be included in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016 for filing with the SEC.

                   THE AUDIT COMMITTEE

  Gerald S. Armstrong, Chair
Dr. Mark J. Griffin
Dr. Susan Herbst

Cenveo has a separately designated standing Audit Committee. The Audit Committee: (i) monitors the integrity of Cenveo’s financial statements, including our financial reporting process; (ii) monitors our systems of internal control over financial reporting and compliance with legal and regulatory requirements; (iii) monitors the qualifications, independence and performance of our Independent Registered Public Accounting Firm; (iv) monitors the performance of our internal audit function and the independence and performance of our financial executives; (v) reviews our annual and quarterly financial statements; (vi) annually retains our Independent Registered Public Accounting Firm and approves the terms and scope of the work to be performed; and (vii) provides an avenue of communication among the Independent Registered Public Accounting Firm, management, the internal audit department and the Board. The members of the Audit Committee are Mr. Armstrong (Chair), Dr. Griffin and Dr. Herbst, each of whom was appointed by the Board of Directors.

The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company’s website at www.cenveo.com under “Investors-Governance.” The Audit Committee performs a review and reassessment of its charter annually. The Audit Committee is composed entirely of independent directors in accordance with the applicable independence standards of the NYSE and Cenveo. The Board of Directors has determined that each member of the committee is financially literate under the NYSE’s listing standards, satisfies the independence requirements of the NYSE’s listing standards and satisfies the SEC’s independence requirements for Audit Committee members. The Board has also determined that Mr. Armstrong is an “audit committee financial expert” and is independent as defined in the listing standards of the NYSE. Although the Board has determined that this individual has the requisite attributes defined under the rules of the SEC, his responsibility is the same as those of other Audit Committee members. He is not Cenveo’s auditor or accountant and does not perform “field work” and is not a full-time employee. The SEC has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an “expert” for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of Cenveo’s financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the Independent Registered Public Accounting Firm. The Audit Committee does not have the duty to plan or conduct audits or to determine that Cenveo’s financial statements and disclosures are complete and accurate. Cenveo’s Audit Committee charter provides that these are the responsibility of management and the Independent Registered Public Accounting Firm.

Independent Registered Public Accountant Fees and Services
Our Audit Committee has selected BDO USA, LLP as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. Representatives of BDO USA, LLP will be present at our Annual Meeting. They will be available to make a statement, if they desire to do so, or respond to appropriate questions after the meeting.
Audit and Non-Audit Services
To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee reviewed all non-audit services provided by BDO USA, LLP with respect to 2015 and concluded that the provision of such services was compatible with maintaining their independence in the conduct of their auditing functions. All of the services provided by BDO USA, LLP and Grant described in the table below were approved by the Audit Committee. The aggregate fees incurred by the Company for audit and non-audit services in 2015 and 2014 were as follows:

Principal Accountant Fees
Item	2015 - BDO USA, LLP	2014 - Grant
Audit fees (1)	$1,531,283	$1,763,656
Audit-related fees	---	---
Tax Fees (2)	---	$70,330
All other fees	---	---
Total	$1,531,283	$1,833,986

(1)
For the audit of our annual consolidated financial statements including the Form 10-K, the audit of our internal control over financial reporting, the reviews of our consolidated financial statements included in the Company’s reports on Form 10-Q filed with the SEC and for services that are normally provided by the independent registered public accounting firm in connection with regulatory filings for those fiscal years. In 2014, these services included comfort letters and related work in connection with the 2014 debt offering by the Company’s subsidiary, Cenveo Corporation.

(2)	For tax advice and planning services provided in 2014.

Auditor Independence
The Audit Committee considered the effect of the services described above under tax fees may have had on the independence of the Company’s Independent Registered Public Accounting Firm. Tax fees amounted to 0.0% and 3.8% of our total fees billed in 2015 and 2014, respectively. The committee approved these services and determined that those non-audit services were compatible with maintaining the independence of its Independent Registered Public Accounting Firm. The Company’s Independent Registered Public Accounting Firm provided the committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm's communications with the Audit Committee concerning independence and the committee discussed with its Independent Registered Public Accounting Firm their independence.

Compensation Discussion and Analysis

Human Resources Committee Report

The Human Resources Committee (the “committee”) has reviewed and discussed the below Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement. This report is provided by the following independent directors, who comprise the committee:

                                                THE HUMAN RESOURCES COMMITTEE

Dr. Mark J. Griffin, Chair
Gerald S. Armstrong

Quick Reference Guide

Executive Summary                                    Page 41
The Compensation Program                                Page 43
Benefits                                        Page 48
The Human Resources Committee and Its Role                        Page 50
Named Executive Officers                                Page 51
Executive Compensation Tables                                Page 52
Equity Compensation Plan Information                            Page 57
Potential Payments on Termination                            Page 58
Employment Contracts                                     Page 59
Potential Payments Upon Change in Control                        Page 60

Executive Summary

The executive compensation program at Cenveo is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success, furthering shareholder interests and encouraging our executive talent to remain with the Company. Cenveo, its Board of Directors and management take compensation matters seriously.

We are a leading global provider of print and related resources, offering world-class solutions in the areas of envelope converting, commercial printing and label manufacturing. The Company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution.

Achieving our long-term goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our overall executive compensation program is designed to be highly competitive with those companies in our industry, considering our size and scale, and also competitive with similar or larger companies in general. In addition, our executive compensation program is designed to strike an appropriate balance between rewarding our executives for strong performance, ensuring long-term Company success and encouraging our executives to remain with the Company.

While the annual shareholder advisory say-on-pay vote on executive compensation has approved our executive compensation in the past, during the course of 2015, the Company continued its practice of engaging its shareholders representing the majority of its shares outstanding about various topics, including its executive compensation philosophy.

Guiding Principles

Pay-for-Performance

▪     Base Salary - Set for each executive based on level of responsibility in the organization, individual skills, performance, experience and market and peer group data.
▪     Short-Term Incentive Program - Annual cash bonus plan; designated as the Management by Objective Plan (“MBO Plan”) that rewards achievement of specific pre-set financial goals and individual performance targets.
▪     Long-Term Incentive Program - Predominantly equity based program thereby ensuring alignment with shareholders, with at least 50% of all current and future equity awards being performance based.
▪     Overall compensation levels targeted at market and peer group medians, with a range of opportunity to reward strong performance and withhold rewards when objectives are not achieved.
▪     Stock ownership requirements for executives to further strengthen the alignment of executive and shareholder interests.

Cenveo Compensation and Benefits Best Practices
Pay-for-Performance Focus - 56% of the Chief Executive Officer’s total compensation in 2015 and, on average, 36% of other Named Executive Officer’s total compensation was tied to Company performance.
Performance-based Equity Awards - 50% of all equity awards are required to be performance-based.
No Tax Reimbursements - except for certain non-deductible costs in the event of relocation.
No Repricing or Buyout of Underwater Stock Options.

By continuing to evaluate and modify our program as necessary and by designing our program around the following best practices, the committee has shown its commitment to paying for performance and aligning executive pay with shareholder interests.

Cenveo’s executive compensation program has been designed to provide a total compensation package that will enable the Company to attract, retain and motivate people who are capable of discharging responsibilities in a company larger than its present size, thus ensuring leadership continuity for the organization as we grow.

Operating Highlights

Despite a challenging economic and operating environment in 2015, Cenveo had a solid year operationally in 2015 and produced the following results for its shareholders:

▪ Generated Operating Income of $83.8 million in 2015, an increase of 95.9% from 2014;
▪ Produced Adjusted EBITDA of $158.0 million in 2015, compared to $139.4 million in 2014, an increase of 13.3%;
▪ Generated cash flow from operations of $32.2 million; and
▪ Announced and subsequently completed the strategic asset sale of its packaging business for approximately $105 million.

Shareholder Outreach

During the course of 2015, the Company continued its practice of engaging with shareholders about various corporate governance topics including executive compensation. Meetings were held with institutional investors holding the majority of the shares outstanding, to, among other things, gather additional feedback on our compensation programs.

Our Board of Directors, Human Resources Committee and management value the opinions of our shareholders. At our 2015 Annual Meeting, approximately 76% of the votes cast on the say-on-pay proposal were in favor of our executive compensation. The committee considered these results and the feedback received from shareholders in the review and administration of our program throughout the year. The new features of our program for the past few years were established in part based on such results and feedback.

We believe 2015 compensation decisions and the overall executive compensation program are tailored to our business strategies, align pay with performance, and are consistent with the priorities of our shareholders. We will continue to consider the outcome of the say-on-pay votes when making future executive compensation decisions. In addition, we will continue our discussion with our shareholders regarding our executive compensation program.

The Compensation Program

Key Components

The committee continually evaluates Cenveo’s compensation and benefits program in light of market and governance trends. Balancing these trends and the need to attract and retain talent, while focusing on delivering value for our shareholders, the committee has designed Cenveo’s executive compensation program around the following key components:

▪	Base salary;

▪	Short-term annual incentive bonus under the MBO Plan;

▪	Long-term performance-based and other equity awards; and

▪	Other benefits, including an employee stock purchase plan, 401(k) plan and severance protection.

The committee annually reviews our executive compensation program to determine how well actual compensation targets and levels meet our overall philosophy and compares our executive compensation to executive compensation of companies in our peer group. Compensation targets and levels are reviewed against a peer group consisting of a broad range of printing and media companies similar in revenue size to Cenveo, as well as certain industrial companies of generally similar or larger size, complexity and scope, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader. Our guiding principles and the structure of our executive compensation program are applied consistently to all NEOs. Any differences in compensation levels that exist among our NEOs are primarily due to differences in market practices for similar positions, differences in levels of responsibility, factors related to a newly hired NEO and/or the performance of individual NEOs.

The Compensation Program
Component	Description/Rationale	Determining Factors
Base Salary	▪Compensate for roles and responsibilities ▪Stable compensation element	▪ Level of responsibility ▪ Individual skills, experience and performance ▪ Market and peer group data
Short-Term Incentive Program

▪Annual cash bonus plan known as the MBO Plan
▪Reward achievement of specific, pre-set annual financial results and individual performance
▪Awards subject to a payout which ranges from 0% to 300% of target
▪ For 2015, achievement of Adjusted EBITDA target was the financial goal for the MBO Plan ▪ Individual performance goals were set for the NEOs
Long-Term Incentive Program	▪Link awards to Company performance and increases linkage to shareholder value ▪Aids with retention

Performance Based
▪ PSUs tied to financial measures
▪ PSU awards can pay out at a range from 0% to 100% of target with no shares earned for performance below 75% of target
Time Vesting
▪ RSUs
▪ Stock options

Other Benefits

▪Provide basic benefits including:
Medical, 401(k), ESPP and other broad-based plans
Limited supplemental benefits: supplemental retirement, savings and insurance and deferred compensation
Minimal perquisites, such as car allowance
▪ Level in the organization

Base Salary

Base salary is designed to compensate our NEOs in part for their roles and responsibilities as well as provide a stable and fixed level of compensation that serves as a retention tool throughout the executive’s career. The Company has employment agreements with all of the NEOs that provide a minimum base salary. These initial base salaries were set considering: (i) each executive’s role and responsibilities at the time the individual joined the Company or the agreements that were negotiated; (ii) the skills and future potential of the individual with the Company; and (iii) salary levels for similar positions in our target market. Annually, the committee reviews the base salaries of each NEO. Adjustments are made based on individual performance, changes in roles and responsibilities, and external market data for similar positions. In 2015, the committee made the following salary increases for certain NEOs in connection with merit increases or change in responsibilities: for Mr. R. Burton, Jr., $75,000; for Mr. M. Burton, $15,000; for Mr. Goodwin, $45,000; and for Mr. Scheinmann, $45,000. Under the terms of Mr. Burton, Sr.’s employment agreement, no further increases to the CEO’s base salary are permitted for the balance of the term.

Short-Term Cash Incentives

We provide annual incentive awards under our MBO Plan in the form of cash. These short-term cash incentives are designed to reward the achievement of specific, pre-set financial results of the Company and individual performance targets measured over the fiscal year for which that compensation is paid. The MBO targets for 2015 were: for Mr. Burton, Sr., our CEO, 300% of base salary; for Messrs. R. Burton, Jr. and M. Burton, 120% of base salary; for Mr. Goodwin, 110% of base salary; and for Mr. Scheinmann, 75% of base salary.

The actual individual awards to executives are based not only on performance against Company-wide performance goals as described above, but also on each executive’s performance against specific individual objectives. Goals for the CEO were recommended and approved by the committee, and specific individual objectives for the other NEOs were reviewed and approved by the CEO. The goals can vary from year-to-year depending upon the key business objectives and areas of emphasis for each business unit and each NEO. If the performance target or targets for the year are achieved, each executive may receive a bonus up to the maximum amount established by the committee at the beginning of the performance period. The committee and the Board review CEO performance and the final bonus determination for the CEO is made by the committee. The CEO reviews with the committee the other NEO payouts, including a discussion on performance against individual objectives, and the other NEO final bonus determinations are based on the committee’s overall view of each NEO’s performance. Given the vagaries of the marketplace and the possibility of unforeseen developments, the committee has discretionary authority to adjust such awards to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established at the beginning of the performance period.

In 2015, incentive compensation was based on a pre-set Company financial performance goal.  This goal was set by the committee after thorough discussion with management and review of business strategy and budgeted performance.  For 2015, the pre-set financial goal was the achievement of $175 million of Adjusted EBITDA.  The recent sale of the Company’s packaging business required the classification of our consolidated financial statements for all of 2015 to reflect discontinued operations.  The impact of the classification was a reduction by approximately $22 million of Adjusted EBITDA as compared with the budget reviewed by the committee at the time it established the performance goal.  Accordingly, the committee modified the goal to $153 million of Adjusted EBITDA in line with the impact of the classification.  The committee reviewed the Company’s completed 2015 performance against the modified goal, which was exceeded in 2015, but nonetheless awarded Mr. Burton, Sr., and the other NEOs only approximately 46% and (on average) 45%, respectively, of their target bonus opportunity.  The negative discretion exercised by the committee in awarding less than the full bonus opportunity was based on capitalization constraints as well as a compressive consideration of stockholder expectations.

Given the vagaries of the marketplace and the possibility of unforeseen developments, the committee has discretionary authority to adjust awards and performance targets, prior to the end of the plan year, to reflect actual performance in light of such developments but never in excess of the maximum bonus amount established by the committee. No adjustments to the MBO plan financial performance targets may be made after the end of the plan year.

Long-Term Incentive Awards

Our long-term incentive awards are used to link Company performance and increases in shareholder value to the total compensation for our NEOs. These awards are also key components of our ability to attract and retain our NEOs and are consistent with our emphasis on linking executive pay to shareholder value. Consistent with the Company’s philosophy, at least 50% of all equity awards to management and the NEOs are required to be performance-based to more closely align compensation with performance. The performance criteria attached to these awards, as determined in previous years, may include the attainment of a specific amount of free cash flow.

Options have a per share exercise price of 100% of the fair market value of a share of our Common Stock on the date of grant and, accordingly, the value of the option is dependent on the future market performance of the Common Stock. The number of shares of Common Stock subject to options granted to our executive officers is generally based on the salary, responsibilities and performance of each officer. In addition, the committee reviews the number and value of options granted by selected peer companies in making option grants to our executive officers.
Restricted shares are shares of Common Stock that are subject to forfeiture. The shares vest on the basis of performance and/or continued employment as determined in advance by the committee. The shares generally are forfeited by participants if they leave Cenveo before the shares have vested. A participant who has received a grant of restricted shares could receive dividends and the right to vote those shares. Restricted shares may not be transferred, encumbered or disposed of until they have vested.

Each restricted share unit (“RSU”) has the fair market value of one share of Common Stock on the settlement date specified in the award agreement (generally the vesting date) and is paid in cash, shares or other property as determined by the committee. The RSUs vest on the basis of continued employment. A participant is credited with dividend equivalents on any vested RSUs when dividends are paid to shareholders, but is not entitled to dividend equivalents on unvested RSUs. RSUs generally may not be transferred prior to the delivery of the Common Stock.

On May 20, 2015, the Company awarded to NEOs performance stock units (“PSUs”) which are linked directly to the Company’s financial performance. These PSUs represented at least 50% of the NEO’s long term awards for the year and vest 100% on the first anniversary of the grant date, provided the Company has achieved a pre-set financial goal of $175 million of Adjusted EBITDA for fiscal year 2015. As discussed above, the recent sale of the Company’s packaging business required the classification of our consolidated financial statements for all of 2015 to reflect discontinued operations.  The impact of the classification was a reduction by approximately $22 million of Adjusted EBITDA as compared with the budget reviewed by the committee at the time it established the performance goal.  Accordingly, the committee modified the goal to $153 million of Adjusted EBITDA in line with the impact of the classification.

When determining the appropriate combination of stock options, restricted shares, RSUs and PSUs, our goal is to weigh the cost of these grants with their potential benefits as a compensation tool. We believe that providing combined grants of stock options, on the one hand, and restricted shares and/or RSUs and PSUs, on the other, effectively balances our objective of focusing the NEOs on delivering long-term value to our shareholders, with our objective of providing value to the executives with the equity awards. Stock options only have value to the extent the price of the Company’s stock on the date of exercise exceeds the exercise price on the grant date, and thus are an effective compensation element only if the stock price increases over the term of the award. Unlike stock options, restricted shares and RSUs offer executives the opportunity to receive shares of the Company’s stock on the date the restriction lapses. In the case of PSUs, executives have the opportunity to receive shares based on the attainment of specific performance measures. In this regard, RSUs and PSUs serve both to reward and retain executives, as all of the PSUs we have granted vest upon satisfaction of performance targets, and the RSUs vest over an extended period of time. The value of the RSUs and PSUs is linked to the price of the Company’s stock on the date the RSU or PSU vests. Unvested stock options, RSUs and PSUs are forfeited if the executive voluntarily leaves the Company and generally are vested upon a change in control of the Company or if the Company terminates the executive’s employment without cause.

Equity incentive compensation in the form of stock options, restricted shares, RSUs and PSUs will have a value that is contingent upon the performance of the Company’s share price. For management, all equity awards, with the exception of PSUs, vest ratably over a four-year period to further align our interest with shareholders. Consistent with the Company’s compensation philosophy, at least 50% of all future awards to management, including NEOs, will be performance-based to more closely align compensation with performance. The equity awards and their full value for financial reporting purposes are set forth in the Grants of Plan-Based Awards in 2015 table on page 54. The number of RSUs that vested for each of the NEOs as well as the value realized by each executive upon such vesting is set forth in the Option Exercises and Stock Vested in Fiscal 2015 table on page 56. None of the NEOs exercised stock options or sold shares during 2015.

Program Summary

The executive compensation program at Cenveo is designed to align shareholder interests in creating long-term value with Company needs to retain, motivate and reward executive talent. Our NEOs are critical to Cenveo’s successes, and the committee believes that an incentive-based compensation structure is crucial to motivate our executives. Key features of the program’s objectives, principles and design include the following:

▪	compensation levels designed to reward strong performance and withhold rewards when Company and individual objectives are not achieved;

▪	base salary is set for each executive based on level of responsibility in the organization and individual skills, performance and experience;

▪	an annual incentive program, including the MBO Plan, that require the achievement of specific and pre-set financial goals and individual targets before any incentives are paid;

▪	a primarily equity-based long-term incentive program of which at least 50% is tied to Company performance;

▪	stock ownership requirements for executives to further strengthen the alignment of executives and shareholders;

▪
compensation targets and levels reviewed against a broad range of printing and media companies similar in revenue size to Cenveo, as well as certain other companies that are our direct competitors, since we are significantly larger than most of our direct competitors and our markets for talent are necessarily broader;

▪	the Company’s practices and principles of no option repricing or option grants below fair market value, and no tax gross-ups on any benefits or perquisites; and

▪	minimal perquisites representing a deminimis percentage of the total compensation package.

Benefits

Our benefit programs are established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high-caliber executives. Cenveo’s primary benefits for executives include participation in the Company’s broad-based plans: retirement plans, savings plans, the Company’s health and dental plans, and various insurance plans, including disability and life insurance.

Cenveo also provides certain executives, including the NEOs, the following benefits:

Employee Stock Purchase Plan. In 2005, we adopted an employee stock purchase plan that allows our employees, including executives, to purchase our Common Stock at market prices on a monthly basis through payroll deductions. In 2007, we amended the plan to allow participation by our non-employee directors. Payroll deductions may not exceed $50,000 per month. Mr. Burton, Sr. and all NEOs have always participated in the ESPP.

In 2015, our CEO and Chairman, Robert G. Burton, Sr., purchased approximately 346,000 shares of the Company’s stock. He is the largest individual beneficial owner of Cenveo stock. Mr. Burton also contributed $930,000 to the Cenveo Scholarship Program since its inception. Our other NEOs also invest in Company stock and are significant contributors to Cenveo’s Scholarship Program. For their current stock ownership, see the Security Ownership of Certain Beneficial Owners and Management table on page 5.

Other Compensation. We provide our NEOs with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 52 that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits, which include car allowances and life insurance premiums, constitute only a small percentage of each NEO’s total compensation.

Pension and Retirement Benefits

No Retirement Compensation for Executives. Our CEO and other executive officers receive no pension or other retirement payments or contributions from the Company.

No Deferred Compensation Plan for Executives. We have no deferred compensation plan for our executive officers.

401(k) Plan. We have a 401(k) plan to which all eligible employees, including executive officers, can contribute a portion of their compensation on a pre-tax basis. A plan participant can direct the investment of contributions into any of the twenty-three funds, including the Company’s Common Stock. We do not match employee contributions under this plan, except as required under existing collective bargaining agreements.

Tax Deductibility Policy

The committee generally considers the deductibility of compensation for federal income tax purposes in the design of Cenveo’s programs. Subject to the re-approval by shareholders of the performance goals included in our 2007 Long-Term Equity Incentive Plan, as amended to date, the Company expects that all of the incentive compensation awarded to our NEOs in the future, except for RSUs that vest solely over time, will qualify as “performance-based compensation” and, thus, will be fully deductible by the Company for federal income tax purposes. While we generally would seek the deductibility of the incentive compensation paid to our NEOs, the committee intends to retain the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy, and the best interests of our shareholders even if these amounts are not fully tax deductible. Our current long-term equity incentive plan is structured to give the committee the flexibility to grant awards that qualify as performance-based under Section 162(m) of the Internal Revenue Code (“IRC”) as well as awards that do not qualify.
Employment and Severance Arrangements.

Our CEO has an employment agreement that provides for his employment by Cenveo through December 31, 2017, subject to automatic one-year renewals absent notice of non-renewal by either party at least 90 days before the end of the term. The employment agreement was previously amended on December 30, 2008 in order to comply with regulations issued under Section 409A of the IRC. Our other NEOs have employment agreements that provide for severance in the event the Company terminates their employment without cause or they terminate their employment for good reason. If the Company terminates a NEO’s employment ‘‘without cause,’’ or if the NEO terminates his employment for ‘‘good reason,’’ each as defined in the agreement, the executive’s severance would include a lump sum severance payment, COBRA coverage for a specified period and immediate vesting of all outstanding stock options and other equity grants, each in the amounts specified under ‘‘Employment Contracts’’ on page 59.

Role of Compensation Consultant

Neither the Company nor the committee has used the services of any compensation consultant in matters affecting executive or director compensation.

Role of Company Management

Cenveo management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the committee, which makes the final compensation determinations. Separately, the committee makes the final determination on CEO compensation. The management team is responsible for the administration of the compensation program once the committee’s determinations are finalized.

The Human Resources Committee and Its Role

The Human Resources Committee of the Board administers our executive compensation program. The committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the committee reviews and determines the compensation (including salary, short-term incentives, long-term incentives and other benefits) of the Company’s executive officers, including all NEOs.

For a more complete description of the responsibilities of the committee, see The Role of the Board beginning on page 8 of this Proxy Statement, and the charter of the committee posted on Cenveo’s website at www.cenveo.com under “Investors-Governance.”

Human Resources Committee Interlocks and Insider Participation

All members of the Human Resources Committee during fiscal year 2015 were independent directors, and no member was an employee or former employee. No committee member had any relationship requiring disclosure under the section titled ‘‘Related Person Transactions’’ as discussed on page 7. During fiscal year 2015, none of our executive officers served on the Human Resources Committee (or its equivalent) or board of directors of another entity whose executive officer served on our committee.

There are no family relationships between directors, director nominees and executive officers except that Robert G. Burton, Sr. is father to Robert G. Burton, Jr. and Michael G. Burton.

Succession Planning

At each committee meeting, the committee meets and discusses the current performance of each of Cenveo’s senior managers, including the NEOs, as well as reviews and discusses the current and future senior management organization of Cenveo. This ongoing review encompasses Mr. Burton, Sr.’s direct reports as well as his positions of Chairman and CEO. Mr. Burton, Sr. participates in these discussions and has recommended an organization in case he was to be unable to lead the Company. Mr. Burton, Sr. has told the committee and the Board that he has no intent to retire as long as he is in good health so that he can continue to increase shareholder value. As noted previously in this Proxy Statement, Mr. Burton, Sr. is Cenveo’s largest individual shareholder and has less than two years remaining on his present employment contract. In furtherance of the Company’s succession planning, in August, 2011, Mr. Burton, Sr. recommended and the Board unanimously approved the appointment of Robert G. Burton, Jr. to the position of President. The committee and all the independent directors serving on the Board feel very fortunate to have a global printing and media executive of Mr. Burton, Sr.’s stature and highly distinguished long-term track record serving as our Chairman and CEO.

Named Executive Officers

Position	Biographical Information
Robert G. Burton, Sr. Chairman and Chief Executive Officer	Please refer to page 20 for the biography of Mr. Burton, Sr.
Robert G. Burton, Jr. President	Please refer to page 21 for the biography of Mr. Burton, Jr.
Scott J. Goodwin Chief Financial Officer
Mr. Goodwin, 38, has served as Cenveo’s Chief Financial Officer since August 2012 and was Chief Accounting Officer from April 2012 to August 2012. From June 2009 to April 2012, Mr. Goodwin served as Cenveo’s Corporate Controller. Mr. Goodwin joined Cenveo as Assistant Corporate Controller in June 2006. From September 1999 to June 2006, he worked in public accounting at Deloitte & Touche, LLP. Mr. Goodwin is a CPA and received his Bachelor’s degree in Accounting from The Citadel.

Michael G. Burton Chief Operating Officer
Mr. Burton, 38, has served as Cenveo’s Chief Operating Officer since June 2014. From July 2013 to June 2014, he was President of the Print, Label and Packaging groups. In November 2010, Mr. Burton became President of the Label division and subsequently became responsible for the Packaging division in January 2012. From September 2005 to November 2010, Mr. Burton was Senior Vice President, Operations with a primary focus on procurement, information technology, environmental health & safety, and human resources. From 2003 to 2005, he was Executive Vice President, Operations of Burton Capital Management, LLC. He was a founding member of this group before he joined Cenveo in September 2005. Mr. Burton was previously Vice President of Commercial & Subsidiary Operations, a $600 million division of Moore Corporation Limited. Mr. Burton received his Bachelor of Arts degree from the University of Connecticut where he was captain of the football team. Michael G. Burton is the son of Robert G. Burton, Sr. and brother of Robert G. Burton, Jr.

Ian R. Scheinmann Senior Vice President, Legal Affairs and Company Secretary
Mr. Scheinmann, 47, has served as Cenveo’s Senior Vice President, Legal Affairs since August 2010. He has also served as Cenveo’s Company Secretary since June 2015. From May 2010 until August 2010, he served as Cenveo’s in-house real estate counsel. Prior to his role as Cenveo’s in-house counsel, Mr. Scheinmann was Cenveo’s outside real estate counsel as a member of Rudoler & DeRosa, LLC in Bala Cynwyd, Pennsylvania, where his practice covered a wide range of real estate and business transactions. Prior to joining Rudoler & DeRosa, from August 2002 until March 2009, Mr. Scheinmann was a shareholder with the Philadelphia office of Greenberg Traurig, LLP. From 1995 until 2002, he was engaged in private practice with: (i) Dilworth Paxson, LLP in Philadelphia, Pennsylvania (September 2000 until July 2002); (ii) Anderson, Kill and Olick, P.C. in Newark, New Jersey and New York, New York (November 1996 until May 2000); and (iii) Weiner Lesniak in Parsippany, New Jersey (October 1995 until October 1996). Mr. Scheinmann received his Bachelor of Science in Business Administration from the John M. Olin School of Business at Washington University, St. Louis, Missouri and his J.D. with honors from Seton Hall University School of Law.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Award (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings (4)	All Other Compensation (5)	Total
Robert G. Burton, Sr. Chairman and Chief Executive Officer	2015 2014 2013	$1,500,000 $1,500,000 $1,500,000	----- ----- -----	$714,000 ----- $600,000	----- ----- -----	$2,050,000 $2,250,000 $1,125,000	----- ----- -----	$41,124 $41,124 $1,170,124	$4,305,124 $3,791,124 $4,395,124
Robert G. Burton, Jr. President	2015 2014 2013	$806,250 $750,000 $693,750	----- ----- -----	$273,700 ----- $130,000	$12,900 ----- $15,210	$375,000 $486,250 $215,625	----- ----- -----	$17,340 $15,486 $165,939	$1,485,190 $1,251,736 $1,220,524
Michael G. Burton Chief Operating Officer	2015 2014 2013	$817,500 $778,750 $678,750	----- ----- -----	$273,700 ----- $130,000	$12,900 ----- $15,210	$393,000 $422,625 $211,313	----- ----- -----	$17,886 $16,886 $165,939	$1,514,986 $1,218,261 $1,201,212
Scott J. Goodwin Chief Financial Officer	2015 2014 2013	$495,000 $452,812 $425,625	----- ----- -----	$214,200 ----- $100,000	$8,600 ----- $10,140	$207,000 $247,813 $106,406	----- ----- -----	$11,858 $11,784 $73,680	$936,658 $712,409 $715,851
Ian R. Scheinmann Senior Vice President, Legal Affairs & Company Secretary	2015 2014 2013	$255,000 $229,999 $218,333	----- ----- -----	$71,400 ----- $60,000	$8,600 ----- $10,140	$145,000 $54,450 $41,250	----- ----- -----	$9,942 $9,906 $18,528	$489,942 $294,355 $348,251

(1)
100% of our annual cash bonus is performance-based, and is therefore included under the ‘‘Non-Equity Incentive Plan Compensation’’ column. The requirements for receiving this bonus are described elsewhere in this Proxy Statement.

(2)
Represents the aggregate grant date fair value of RSUs and PSUs granted during 2015 and 2013, computed in accordance with Financial Accounting Standards Board's ("FASB") Accounting Standards Codification (“ASC”) Topic 718 ("ASC 718"). Grant date fair value is calculated using the closing price of Cenveo stock on the date of grant. There were no RSUs or PSUs granted to NEOs during 2014.

(3)
Represents the aggregate grant date fair value of stock options granted during 2015 and 2013, computed in accordance with ASC 718. There were no stock options granted to NEOs during 2014. For additional information, refer to note 12 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016.

(4)	We pay no pension or other retirement compensation to, and have no deferred compensation plan for, our NEOs.

(5)
This column reports perquisites of life insurance premiums, car allowances, and ESPP bonus match as shown in the following table. For 2013, this includes Key Employee Retention Plan (the “KERP”) payments. The KERP was fully paid out at the end of 2013. There have been no new KERP awards.

Name	Life Insurance Premiums	Car Allowance	ESPP Bonus Match	Total
Robert G. Burton, Sr.	$11,124	$18,000	$12,000	$41,124
Robert G. Burton, Jr.	$540	$13,800	$3,000	$17,340
Michael G. Burton	$486	$14,400	$3,000	$17,886
Scott J. Goodwin	$458	$9,000	$2,400	$11,858
Ian R. Scheinmann	$342	$7,800	$1,800	$9,942

Grants of Plan-Based Awards in 2015

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target(1)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (per share) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Robert G. Burton, Sr.	-----	$4,500,000	-----	-----	-----	-----
	5/20/15		150,000 RSUs	-----	-----	$357,000
	5/20/15		150,000 PSUs	-----	-----	$357,000
Robert G. Burton, Jr.		$900,000	-----	-----	-----	-----
	5/20/15		50,000 RSUs	-----	-----	$119,000
	5/20/15		65,000 PSUs	-----	-----	$154,700
	5/20/15			15,000	$2.38	$13,050
Michael G. Burton		$972,000	-----	-----	-----	-----
	5/20/15		50,000 RSUs	-----	-----	$119,000
	5/20/15		65,000 PSUs	-----	-----	$154,700
	5/20/15			15,000	$2.38	$13,050
Scott J. Goodwin		$528,000	-----	-----	-----	-----
	5/20/15		40,000 RSUs	-----	-----	$95,200
	5/20/15		50,000 PSUs	-----	-----	$119,000
	5/20/15			10,000	$2.38	$8,700
Ian R. Scheinmann		$180,000	-----	-----	-----	-----
	5/20/15		10,000 RSUs	-----	-----	$23,800
	5/20/15		20,000 PSUs	-----	-----	$47,600
	5/20/15			10,000	$2.38	$8,700

(1)	This column shows the potential value of the payout for each NEO under our MBO Plan for 2015. The potential payouts were performance-driven and therefore completely at risk.

(2)
This column shows the number of RSUs and PSUs granted in 2015 to the NEOs. The RSU awards granted on May 20, 2015 vest 25% per year over four years beginning on May 20, 2016, the first anniversary of the date of grant. The PSU awards granted on May 20, 2015 vest 100% on May 20, 2016 if the performance target is met. The performance target was met.

(3)
This column shows the number of stock options granted in 2015 to the NEOs. The options granted on May 20, 2015 vest 25% per year over four years beginning on May 20, 2016, the first anniversary of the date of grant.

(4)	This column shows the exercise price for the stock options granted, which was the closing price of Cenveo stock on the date of grant.

(5)
This column shows the grant date fair value of the RSUs and PSUs granted to the NEOs in 2015. Generally, the grant date fair value is the closing price of Cenveo stock on the date of grant ($2.38 for the RSU and PSU award). Stock options are valued using a multiple grant-date measured fair value approach per ASC 718. Actual amounts received by our executives will depend on our executives’ continued employment through the vesting period and our stock price when the executives ultimately sell the stock.

Outstanding Equity Awards at 2015 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options-Exercisable	Number of Securities Underlying Unexercised Options-Unexercisable	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
Robert G. Burton, Sr.	5/1/2013 5/20/2015 5/20/2015	----- ----- -----	----- ----- -----	----- ----- -----	----- ----- -----	75,000 150,000 150,000*	$65,250 $130,500 $130,500
Robert G. Burton, Jr.	5/21/2010 1/12/2011 5/1/2013 5/20/2015 5/20/2015	20,000 20,000 7,500 ---- ----	---- ---- 7,500 15,000 ----	$7.02 $5.62 $2.00 $2.38 ----	5/21/2016 1/12/2017 5/1/2019 5/20/2021 ----	----- ----- 12,500 50,000 65,000*	----- ----- $10,875 $43,500 $56,550
Michael G. Burton	5/21/2010 1/12/2011 5/1/2013 5/20/2015 5/20/2015	20,000 20,000 7,500 ----- -----	---- ---- 7,500 15,000 ----	$7.02 $5.62 $2.00 $2.38 ----	5/21/2016 1/12/2017 5/1/2019 5/20/2021 ----	----- ----- 12,500 50,000 65,000*	----- ----- $10,875 $43,500 $56,550
Scott J. Goodwin	5/21/2010 1/12/2011 5/1/2013 5/20/2015 5/20/2015	20,000 20,000 5,000 ----- -----	----- ----- 5,000 10,000 -----	$7.02 $5.62 $2.00 $2.38 ------	5/21/2016 1/12/2017 5/1/2019 5/20/2021 -----	----- ----- 10,000 40,000 50,000*	----- ----- $8,700 $34,800 $43,500
Ian R. Scheinmann	1/12/2011 5/1/2013 5/20/2015 5/20/2015	15,000 5,000 ----- -----	----- 5,000 10,000 -----	$5.62 $2.00 $2.38 ------	1/12/2017 5/1/2019 5/20/2021 -----	----- 5,000 10,000 20,000*	----- $4,350 $8,700 $17,400

The market value of the stock awards shown in the table is based on the closing market price of our stock on January 2, 2016, the last business day of the fiscal year, which was $0.87.

(1)    All numbers in this column are unvested RSUs or PSUs. PSUs are marked with an “*”.

Option Exercises and Stock Vested in Fiscal 2015

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (4)
Robert G. Burton, Sr.	----- -----	----- -----	75,000 (2) 37,500 (3)	$153,000 $75,000
Robert G. Burton, Jr.	----- -----	----- -----	15,000 (2) 6,250 (3)	$30,600 $12,500
Michael G. Burton	----- -----	----- -----	15,000 (2) 6,250 (3)	$30,600 $12,500
Scott J. Goodwin	----- -----	----- -----	7,500 (2) 5,000 (3)	$15,300 $10,000
Ian R. Scheinmann	----- -----	----- -----	1,250 (2) 2,500 (3)	$2,550 $5,000

(1)	No options were exercised by our NEOs in 2015.

(2)	Restricted Stock Units. Represents vesting of 25% of awards granted on January 12, 2011.

(3)	Restricted Stock Units. Represents vesting of 25% of awards granted on May 1, 2013.

(4)
Amounts reflect the market price of the stock on the date the award vested. The January 12, 2011 award vested on January 12, 2015; closing price of Cenveo stock on that date was $2.04. The May 1, 2013 award vested on May 1, 2015; closing price of Cenveo stock on that date was $2.00.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders as of January 2, 2016	2,927,694 (1)	$4.32 (2)	1,990,100 (3)
Equity compensation plans not approved by shareholders as of January 2, 2016 (4)	N/A	N/A	N/A
Total	2,927,694	$4.32	1,990,100

(1)	Includes 1,522,000 shares subject to outstanding stock options, 840,694 shares subject to outstanding RSU awards, and 565,000 shares subject to outstanding PSU awards.

(2)	The weighted average exercise price does not take in account outstanding RSU or PSU awards because such awards have no exercise price.

(3)
These shares are available for issuance under our 2007 Long-Term Equity Incentive Plan (the “2007 Plan”). The 2007 Plan, as approved by shareholders, provides that any unused shares authorized under prior plans (and shares that become available due to forfeitures of awards granted under such plans) are rolled over into the 2007 Plan. The 2007 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. The 2007 Plan does not limit the number of shares that can be issued as restricted stock awards and/or RSU awards.

(4)
Does not include shares purchased under our employee stock purchase plan, which are purchased on the open market. The employees and directors participating in the plan pay the full market price for the shares. The Company does not reserve shares for this plan.

Potential Payments on Termination

Name	Cash Severance Payment	Continuation of Medical Benefits (1)	Accelerated Vesting of Equity Awards (2)	Total Termination Benefits
Robert G. Burton, Sr.
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$3,000,000	$0	$0	$3,000,000
Without Cause or For Good Reason	$12,036,000	$30,778	$326,250	$12,393,028
Change of Control	$0	$0	$326,250	$326,250
Robert G. Burton, Jr.
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$1,829,400	$18,889	$110,925	$1,959,214
Change of Control	$0	$0	$110,925	$110,925
Michael G. Burton
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$1,829,400	$22,375	$110,925	$1,962,700
Change of Control	$0	$0	$110,925	$110,925
Scott J. Goodwin
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$1,111,500	$18,794	$87,000	$1,217,294
Change of Control	$0	$0	$87,000	$87,000
Ian R. Scheinmann
Voluntary Resignation	$0	$0	$0	$0
Retirement	$0	$0	$0	$0
Death	$0	$0	$0	$0
Disability	$0	$0	$0	$0
Without Cause or For Good Reason	$506,550	$22,017	$30,450	$559,017
Change of Control	$0	$0	$30,450	$30,450

(1)	Reflects payment of COBRA premiums under the executives’ employment agreements.

(2)
Reflects the value of RSUs whose vesting is accelerated on the termination of employment and the option spread of stock options whose vesting is accelerated on the termination of employment, in each case based on the closing price of the Company’s Common Stock of $0.87 on January 2, 2016, the last business day of the fiscal year.

Employment Contracts

The Company is party to employment agreements with all of the NEOs (collectively, the ‘‘Employment Agreements’’). The Employment Agreements provide for termination of the executive’s employment at any time by the Company with or without cause and by the executive with or without good reason. The executive would be entitled to a lump sum severance payment and certain health and welfare benefits upon the occurrence of certain events: (i) the Company’s termination of the executive’s employment for reasons other than for cause; or (ii) the executive’s termination of his employment for good reason. Under the Employment Agreements, the lump sum severance payment for Mr. Burton, Sr. would be equal to two times his annualized total compensation, and for Messrs. Burton, Jr., Goodwin, M. Burton and Scheinmann, one times their annualized total compensation. Annualized total compensation is defined as the executive’s base salary, target bonus opportunity and annual car allowance, at the effective rate immediately prior to the executive’s termination date. The executive would also be reimbursed for COBRA coverage under the Company medical and dental plans for a period of up to 12 months for Messrs. Burton, Jr., Goodwin, M. Burton, and Scheinmann, and 24 months for Mr. Burton, Sr., and all outstanding stock options and other equity grants would immediately vest. There is no gross-up for excise taxes in any of the Employment Agreements.

If Mr. Burton, Sr.’s employment is terminated on account of a disability, he will be paid a lump sum equal to two times his base salary in effect at the time of such termination under his employment agreement. In the event an executive’s employment is terminated for any other reason, including death, or upon voluntary termination by the executive without good reason, the executive is entitled to receive only his earned but unpaid salary through the date of termination plus all other amounts (other than any severance benefits) payable under the terms of the Company’s benefit plans through the date of termination.

The Employment Agreements each contain non-competition and non-solicitation provisions on the part of the executives that match the time period for which severance is paid (12 months for Messrs. Burton, Jr., Goodwin, M. Burton, and Scheinmann, and 24 months for Mr. Burton, Sr.).

Definitions

‘‘Cause’’ is defined for purposes of the Employment Agreements to mean:

▪	willful and continued failure of the executive to perform his duties under the Employment Agreement;

▪	willful engagement in illegal conduct or misconduct materially damaging to the Company and its subsidiaries;

▪	conviction of, or pleading nolo contendere to a felony; or

▪	dishonesty or misappropriation relating to the Company or any of its funds, properties or other assets; and

▪
in the event that the event or condition is curable, failure to remedy such event or condition within 30 days following written notice thereof from the Company (and an affirmative vote by two-thirds of the Board in the case of Mr. Burton, Sr.).

‘‘Good Reason’’ is defined for purposes of the Employment Agreements to mean:

▪	a material dimunition of the executive’s authority, duties or responsibilities;
▪    material reduction in executive’s annual base salary;

▪	relocation of the executive’s place of employment more than 35 miles from his current location;

▪	failure to continue the executive’s participation in employee benefit plans, programs, arrangements and policies; or
▪    a material breach of the Employment Agreement by the Company.

In Mr. Burton, Sr.’s agreement “Good Reason” also means:

▪	failure of a successor company to assume the Employment Agreement;

▪	failure to provide office space, related facilities and support personnel appropriate for the executive’s responsibilities and position; or

▪	without executive’s prior written consent, removal of or failure to nominate, re-elect or re-appoint the executive to the Board, or failure by the Company to renew the Employment Agreement.

Potential Payments Upon Change in Control

An acquisition can take many months to complete, and during that time it is critical that the Company have continuity of its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new Company. Our Change in Control policy set forth in the 2007 Long Term Equity Incentive Plan (As Amended Effective April 30, 2009) offers benefits so that our officers may focus on the Company’s business without the distraction of searching for new employment. The Change in Control policy covers our NEOs and certain other executives. Our policy defines a Change in Control as: (i) an acquisition of voting securities of the Company (the “Voting Securities”) by any person which person has forty percent (40%) or more of the combined voting power of the then outstanding Voting Securities; (ii) the individuals who, as of the date of the grant under the Plan, are members of the Board, cease for any reason to constitute at least a majority of the board; or (iii) consummation of a merger, consolidation or reorganization involving the Company.

Effects of our Compensation Programs on Risk
All significant acquisitions and debt incurrences are reviewed, and must be approved, by senior management. Therefore, even though associates in our divisions may have performance targets that will be affected by growth or short-term profitability of their divisions, they are not in a position to cause us to undertake transactions that might expose us to risks that are material to us as a company without the concurrence of senior management.
Our senior managers and other members of our senior management team may participate in bonus programs that are based upon achievement of performance that may benefit from our growth or generating short-term profits. However, because most of the decisions that could expose us to significant risks relate to matters that affect us in the long-term, we do not believe that they expose us to significant risk.

In addition, because most of the senior managers have performance requirements based on our results as a company which do not relate to exposing the Company to financial exposure or surety, and are consistent with established industry practice, we do not think that, even when our incentive bonus programs are in effect, those programs create material incentives for senior management, or any other of our associates, to expose us to significant risk.

Other Information

Shareholder Proposals for the 2016 Annual Meeting

The last day for timely filing of a shareholder proposal: (i) to be included in the proxy statement relating to the 2016 Annual Meeting was December 2, 2015; and (ii) to not be included in the proxy statement relating to the 2016 Annual Meeting was January 29, 2016. As of the date of this Proxy Statement, the Board has not received notice of any shareholder proposals, and presently does not know of any business that will be presented for consideration at the meeting other than the proposals referred to above. If any other business is properly brought before the meeting for action by shareholders, your proxy gives Scott J. Goodwin, our Chief Financial Officer, and Ian R. Scheinmann, our Senior Vice President, Legal Affairs & Company Secretary, authority to vote on these matters in their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and persons who own more than 10% of the Company’s Common Stock are required to file with the SEC, pursuant to Section 16(a) of the Exchange Act, initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the best of our knowledge, based solely on a review of the copies of such reports furnished to the Company during the fiscal year ended January 2, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

Householding Information

No more than one Annual Report and Proxy Statement are being sent to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders may request a separate copy of the most recent Annual Report and/or the Proxy Statement by sending a written request to Cenveo, Inc., 200 First Stamford Place, Stamford, Connecticut 06902, or by calling (203) 595-3000 from inside or outside the United States. Requests will be responded to promptly. Shareholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Annual Report and/or the Proxy Statement may write or call the Company at the above address or phone numbers to request a change.

The Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner

Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, which are summarized below:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered to be the SHAREHOLDER OF RECORD of those shares and these proxy materials are being sent directly to you by Cenveo. As the Shareholder of Record, you have the right to vote by proxy or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held in STREET NAME, and these proxy materials are being forwarded to you by your broker or bank, which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. If you wish to vote these shares at the Annual Meeting, you must contact your bank or broker for instructions as to how to do so. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares for you.

Shareholder Proposals for the 2017 Annual Shareholder Meeting

To Present a Proposal at the 2017 Annual Shareholder Meeting. The Company’s Bylaws provide an advance notice procedure for a shareholder to properly bring business before an annual shareholder meeting. For any business, other than nominations of directors, to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing (containing certain information specified in the Company’s Bylaws about the shareholder and the proposed action) to the Company’s Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902, no less than 90 days prior to the anniversary date of the immediately preceding annual shareholder meeting. With respect to the 2017 annual shareholder meeting, a shareholder must send advance written notice of such business such that the notice is delivered to the Company’s Corporate Secretary no later than January 27, 2017. A public announcement of an adjournment or postponement of an annual shareholder meeting shall not commence a new time period for the giving of shareholder notices. The shareholder must also be a shareholder of record at the time notice is delivered and entitled to vote at the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

To Include a Proposal in the Company’s Proxy Statement relating to the 2017 Annual Shareholder Meeting. In order to be considered for inclusion in the Company’s proxy statement for the 2017 annual shareholder meeting, a shareholder proposal must be received by our Company Secretary at our principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902, no later than [ ], 2016. Such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

Shareholder List

A list of registered shareholders on the Record Date for the Annual Meeting will be available for inspection from March 28, 2016 through the Annual Meeting at the Company’s principal executive offices, 200 First Stamford Place, Stamford, Connecticut 06902. The list will be available at the Annual Meeting and may be inspected by any shareholder who is present.

Available Materials

SHAREHOLDERS MAY REQUEST FREE COPIES OF CERTAIN MATERIALS (ANNUAL REPORT, FORM 10-K AND PROXY STATEMENT) FROM CENVEO, INC., 200 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902, ATTENTION: COMPANY SECRETARY. THESE MATERIALS MAY ALSO BE ACCESSED ON OUR WEBSITE AT www.cenveo.com.

ANNEX A
The following sets forth the text of the proposed amendments (the "Reverse Stock Split Amendments”) to the Company’s Articles of Incorporation (the “Form of Amendment”). The Form of Amendment contemplates the inclusion of a Reverse Stock Split ratio within a range of ratios and corresponding total numbers of authorized shares of Common Stock of the Company, as indicated by the included bracketed language. These values shall be inserted based upon (i) the Reverse Stock Split ratio to be selected by the Board and (ii) whether the Authorized Share Increase Amendment has been adopted and effected. Only the applicable Reverse Stock Split Amendment providing for the Reverse Stock Split ratio selected by the Board will be filed with the Secretary of State of the State of Colorado and become effective. Upon such an event, the Board shall abandon all other Reverse Stock Split Amendments.
FORM OF
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CENVEO, INC.
Cenveo, Inc., a corporation organized and existing under the Colorado Business Corporation Act (the “Corporation”), hereby certifies that:
FIRST: The name of the corporation is Cenveo, Inc.
SECOND: The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation (the “Board”) at meetings of the Board on March 11, 2016 and [ ], 2016, and adopted by a vote of the shareholders on April 28, 2016, with a number of votes being cast by each voting group entitled to vote separately on the amendment sufficient for approval by that voting group.
RESOLVED, that the Articles of Incorporation of the Corporation, as amended (the “Article of Incorporation”), be amended by deleting the first sentence of Article IV in its entirety and substituting the following:
The total number of shares of stock which the Corporation shall have the authority to issue is [if the Authorized Share Increase Amendment has not been adopted or effected: a number between 20,025,000 and 6,691,666; if the Authorized Share Increase Amendment has been adopted and effected: a number between 24,025,000 and 8,025,000] shares, of which twenty-five thousand (25,000) shares are to be preferred stock, par value $0.01 per share (the “Preferred Stock”), and [if the Authorized Share Increase Amendment has not been adopted or effected: a number between 20,000,000 and 6,666,666; if the Authorized Share Increase Amendment has been adopted and effected: a number between 24,000,000 and 8,000,000] shares are to be common stock, par value $0.01 per share (the “Common Stock”).
Upon effectiveness (the “Effective Time”) pursuant to the Colorado Business Corporation Act (the “CBCA”) of this Articles of Amendment to the Articles of Incorporation of the Corporation (these “Articles of Amendment”), each [a number between five and 15] shares of the Corporation’s Common Stock, either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time, shall automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split.
Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional shares upon the submission of a transmittal letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of the fractional shares resulting from the aggregation and sale by the Corporation’s transfer agent of all fractional share interests attributable to the fractional shares otherwise issuable. Until surrendered, each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall only represent the number of whole shares of Common Stock into which the shares of Common Stock formerly represented by such Old Certificate were combined as a result of the Reverse Stock Split.
THIRD: This amendment shall be effective upon filing with the Secretary of State of the State of Colorado.
IN WITNESS WHEREOF, Cenveo, Inc. has caused these Articles of Amendment to be signed by ____________________, this _____ day of _______________, 2016.

CENVEO, INC.
By:

Name:
Title:

ANNEX B
FORM OF
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
CENVEO, INC.
Cenveo, Inc., a corporation organized and existing under the Colorado Business Corporation Act (the “Corporation”), hereby certifies that:
FIRST: The name of the corporation is Cenveo, Inc.
SECOND: The following amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation (the “Board”) at a regular meeting of the Board on March 11, 2016, and adopted by a vote of the shareholders on April 28, 2016, with a number of votes being cast by each voting group entitled to vote separately on the amendment, sufficient for approval by that voting group.
RESOLVED, that the Articles of Incorporation of the Corporation, as amended (the “Article of Incorporation”), be amended by deleting the first sentence of Article IV in its entirety and substituting the following sentence:
The total number of shares of stock which the Corporation shall have the authority to issue is one hundred twenty million twenty-five thousand (120,025,000) shares, of which twenty-five thousand (25,000) shares are to be preferred stock, par value $0.01 per share (the “Preferred Stock”), and one hundred twenty million (120,000,000) shares are to be common stock, par value $0.01 per share (the “Common Stock”).
THIRD: This amendment shall be effective upon filing with the Secretary of State of the State of Colorado.
IN WITNESS WHEREOF, Cenveo, Inc. has caused these Articles of Amendment to be signed by ________________, this ____ day of ______________, 2016.

CENVEO, INC.
By:

Name:
Title: